Exhibit 2.1

ASSET PURCHASE AGREEMENT

dated as of

September 1, 2011

among

LIQUIDITY SERVICES, INC.,

PROFAR ACQUISITION PARTNERS, LLC

and

JACOBS TRADING, LLC

TABLE OF CONTENTS

i

Exhibits
Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Note
Exhibit C	Form of Transition Services Agreement
Exhibit D	Form of Subordination Agreement

Schedule
Seller Disclosure Schedule

v

ASSET PURCHASE AGREEMENT

AGREEMENT (this “Agreement”) dated as of September 1, 2011 among Liquidity Services, Inc., a Delaware corporation (“Parent”), Profar Acquisition Partners, LLC, a Delaware limited liability company (“Buyer”), and Jacobs Trading, LLC, a Minnesota limited liability company (“Seller”).

W I T N E S S E T H :

WHEREAS, Seller, directly and indirectly through the Purchased Subsidiary, is engaged in the business of purchasing closeouts, excess merchandise and customer returns for resale to retailers, wholesalers, other third parties and consumers using both direct and online sales channels as well as the operation of value-added processing centers in various locations to inspect, sort, deface, refurbish and repackage goods for sale (the “Business”);

WHEREAS, Buyer desires to purchase from Seller, and Seller wishes to sell to Buyer, the Business, upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, in accordance with Applicable Law and Seller’s organizational documents, the Board of Governors and members of Seller have unanimously authorized this Agreement and the transactions contemplated hereby and have taken all such other actions as may be required thereunder to approve the transactions contemplated by this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, each of Parent, Seller, WGD, Inc., Irwin L. Jacobs and Howard Grodnick are entering into a shareholders’ agreement (the “Shareholders’ Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Buyer, Jacobs Management Corporation, a Delaware corporation, and Irwin L. Jacobs (the “Key Consultant”) are entering into a management services agreement governing the services of the Key Consultant to the Business, as well as certain other services that the Key Consultant will perform in connection with other operations of Parent and its subsidiaries, which shall become effective at the Closing (the “Management Services Agreement”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, Buyer and each Key Executive are entering into employment agreements governing the employment services of each Key Executive to the Business, which shall become effective at the Closing (collectively, the “Employment Agreements”).

The parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person; provided that, for the avoidance of doubt, from and after the Closing, the Purchased Subsidiary shall cease to be considered an Affiliate of Seller. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement to be entered into at the Closing, substantially in the form attached hereto as Exhibit A.

“Audited Financials” means the audited balance sheets of the Business, the Sandbag Business, the Commercial Cloth and Sewing Services Business and the Retail Store Business as of December 31, 2010 and 2009 and the related audited summary of operations statements, statements of cash flows and statements of member equity and financial statement footnotes for each of the years ended December 31, 2010, 2009 and 2008.

“Base Closing Working Capital” means $7,616,000.

“Business Balance Sheet” means the unaudited balance sheet of the Business as of June 30, 2011.

“Business Balance Sheet Date” means June 30, 2011.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder.

“China Business” means the sale through the Business of goods and other assets procured or otherwise sourced by the Business from manufacturers, vendors or similar seller counterparties located in The Peoples’ Republic of China.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Cloth and Sewing Services Business” means the business of providing third parties with contract sewing services for filter bags as conducted by Seller and its subsidiaries.

“Contracts” means all contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments, whether written or oral.

“Environmental Laws” means any Applicable Law or any agreement with any Governmental Authority or other third party, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials, in each case in existence on or prior to the Closing Date.

“Environmental Liabilities” means any and all liabilities arising in connection with or in any way relating to Seller or the Purchased Subsidiary (or any predecessor of Seller or the Purchased Subsidiary or any prior owner of all or part of their respective businesses and assets), any property now or previously owned, leased, licensed or operated by Seller or the Purchased Subsidiary, the Business (as currently or previously conducted), the Purchased Assets or any activities or operations occurring or conducted at the Real Property (including offsite disposal), whether accrued, contingent, absolute, determined, determinable or otherwise, which arise under or relate to any Environmental Law.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the Business, the Purchased Assets, the Purchased Subsidiary (including the assets and properties of the Purchased Subsidiary) or the Real Property.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“ Existing Management Services Agreement” means the Management Services Agreement dated as of January 1, 2011 between Jacobs Management Corporation, a Delaware corporation, Seller and WGD, Inc., a Minnesota corporation.

“Financial Statements” means the Audited Financials, the Reviewed Financials, the Unaudited Full Year Financials, the Unaudited Interim Financials and the Monthly Financials, collectively.

“Fundamental Buyer Representations” means the representations and warranties made in Sections 4.01 (Existence and Power), 4.02 (Authorization), 4.04 (Governmental Authorization), 4.05 (Noncontravention) and 4.11 (Finders’ Fees) of this Agreement.

“Fundamental Seller Representations” means the representations and warranties made in Sections 3.01 (Existence and Power), 3.02 (Seller Authorization), 3.03 (Ownership), 3.04 (Purchased Subsidiary), 3.05 (Governmental Authorization), 3.06 (Noncontravention), 3.15 (Sufficiency of and Title to the Purchased Assets), 3.22 (Finders’ Fees), 3.23(d) and 3.23(e) (Employees), 3.25 (Environmental Compliance), 3.26 (Related Party Transactions) and 3.28 (Investment Purpose; Accredited Investor; Inspections) of this Agreement.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

“Hopkins Facility” means the office and warehouse facility at 8090 Excelsior Boulevard, Hopkins, MN leased by Seller from Continental Property Group, Inc.

“ HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Immediate Family” means a child, stepchild, grandchild, parent, stepparent, grandparent, sibling or current or former spouse, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and includes any adoptive relationships.

“Indebtedness” means (i) all obligations for borrowed money, (ii) all obligations evidenced by notes, bonds, debentures or other instruments, (iii) all obligations for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business that do not constitute Excluded Liabilities or Purchased Subsidiary Liabilities and which are taken into account in the calculation of Final Closing Working Capital), including any “earn-out” or similar payments, (iv) all commitments by which a Person assures a creditor against loss (including contingent reimbursement obligations regarding letters of credit), (v) all obligations under capitalized leases, (vi) all guarantees, including guarantees of any items set forth in clauses (i) through (v) and, with respect to any Person, any liability of another Person that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person (whether or not such obligation is assumed by such Person), and (vii) all prepayment premiums, if any, and accrued interest, fees, penalties and expenses associated with the prepayment of any of the items set forth in clauses (i) through (vi).

“Intellectual Property Rights” means (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (ii) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, all improvements to the inventions disclosed in each such registration, patent or patent application, (iii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith, (iv) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (v) computer software, (including source code, object code, firmware, operating systems and specifications), (vi) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and buyer and seller lists) and know-how (including manufacturing and production processes and techniques and research and development information), (vii) industrial designs (whether or not registered), (viii) databases and data collections, (ix) copies and tangible embodiments of any of the foregoing, in whatever form or medium, (x) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (xi) all rights in all of the foregoing provided by treaties, conventions and common law and (xii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“IT Assets” means all computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation, owned, licensed or leased by Seller or the Purchased Subsidiary and held for use or used in the conduct of the Business.

“Key Executive” means each of Howard Grodnick, Scott Armstrong, Dave Engel, Steve Mocol and Chris Gerken.

“Knowledge” means, in the case of Seller, the actual knowledge of the individuals listed on Section 1.01 of the Seller Disclosure Schedule and, in the case of Parent, the actual knowledge of William P. Angrick, III (Chairman of the Board of Directors and Chief Executive Officer), James M. Rallo (Treasurer and Chief Financial Officer), Cayce Roy (Executive Vice President and President, Asset Recovery Division) and James E. Williams (Vice President, General Counsel and Corporate Secretary of Parent), in each case after reasonable inquiry.

“Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a third party and licensed or sublicensed to Seller or the Purchased Subsidiary and held for use or used in the conduct of the Business.

“Licensed Software” means all computer software, including any documentation related thereto, owned by a third party and licensed or sublicensed to Seller or the Purchased Subsidiary and held for use or used in the conduct of the Business.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien, license, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means a material adverse effect on (i) the condition (financial or otherwise), business, assets or results of operations of the Business, excluding any effect resulting from (A) changes in the general economic or political conditions not having a materially disproportionate effect on the Business relative to other participants in the industry in which the Business operates, (B) changes (including changes of Applicable Law) or conditions generally affecting the industry in which the Business operates and not specifically relating to or having a materially disproportionate effect on the Business and (C) acts of war, sabotage or terrorism or natural disasters not having a materially disproportionate effect on the Business relative to other participants in the industry in which the Business operates or (ii) Seller’s ability to consummate the transactions contemplated by this Agreement.

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“ 1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned by Seller or the Purchased Subsidiary and held for use or used in the conduct of the Business.

“Owned Software” means all computer software, including any documentation related thereto, owned by Seller or the Purchased Subsidiary and held for use or used in the conduct of the Business.

“Parent Common Stock” means the common stock of Parent, par value $0.001 per share.

“Parent Material Adverse Effect” means a material adverse effect on (i) the condition (financial or otherwise), business, assets or results of operations of Parent and its subsidiaries, taken as a whole, excluding any effect resulting from

(A) changes in the general economic or political conditions not having a materially disproportionate effect on Parent relative to other participants in the industry in which Parent and its subsidiaries operate, (B) changes (including changes of Applicable Law) or conditions generally affecting the industry in which Parent and its subsidiaries operate and not specifically relating to or having a materially disproportionate effect on Parent and (C) acts of war, sabotage or terrorism or natural disasters not having a materially disproportionate effect on Parent relative to other participants in the industry in which Parent and its subsidiaries operate or (ii) Parent’s or Buyer’s ability to consummate the transactions contemplated by this Agreement.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) with respect to a Tax period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

“Post-Closing Tax Period” means (i) any Tax period beginning after the Closing Date and (ii) with respect to a Tax period that commences before but ends after the Closing Date, the portion of such Tax period beginning after the Closing Date.

“Purchased Subsidiary” means JTC Prison Industries, LLC, a Minnesota limited liability company.

“Purchased Subsidiary Interests” means the 1,000 limited liability company membership units of the Purchased Subsidiary, representing 100% of the outstanding equity interests of the Purchased Subsidiary.

“Purchased Subsidiary Liability” means (i) any liability or obligation of the Purchased Subsidiary that would fall within the definition of an Excluded Liability were it a liability or obligation of Seller (including any liability or obligation of the Purchased Subsidiary under any Purchased Subsidiary Contract that would constitute an Excluded Liability pursuant to Section 2.03(e) if Seller were a party to such Purchased Subsidiary Contract (in lieu of the Purchased Subsidiary) and such Purchased Subsidiary Contract were included in the Purchased Assets) and (ii) for the avoidance of doubt, any liability of the Purchased Subsidiary for Taxes for any Pre-Closing Tax Period.

“Related Party” means, with respect to any Person, any of the following: (i)  any executive officer, director, manager, trustee or employee of such Person; (ii) any Affiliate or “associate” (as such term is defined in the rules and regulations promulgated under the 1933 Act) of such Person; (iii) any member or equityholder of such Person or any executive officer, director, manager, trustee or employee of such member or equityholder; (iv) any Immediate Family member of any of the foregoing Persons; or (v) any trust or other similar entity created or operating for the benefit of any Person referred to in the foregoing clauses (i) through (iv).

“Representative” means, with respect to any Person, such Person’s directors, managers, officers, employees, counsel, financial advisors, auditors, agents and other authorized representatives.

“Retail Store Business” means Seller’s retail business named Brand Name Deals located at 1000 East Moore Lake Drive, Fridley, Minnesota 55435 as conducted by Seller.

“Retained Businesses” means the Sandbag Business, the Commercial Cloth and Sewing Services Business, the Retail Store Business and all other businesses now, previously or hereafter conducted by Seller or any of its subsidiaries or Affiliates other than the Business.

“Retained Business Financials” means the unaudited balance sheet consisting of the assets and liabilities and the related footnotes of the Retained

Businesses as of June 30, 2011 and September 30, 2010, and the related business activities running through the summary of operations statements for the nine months ended June 30, 2011 and twelve months ended September 30, 2010 and related footnotes.

“Reviewed Financials” means the auditor reviewed balance sheet of the Business and the Retained Businesses as of June 30, 2011 and the related auditor reviewed summary of operations statements for the three-month and six-month periods ended June 30, 2011 and June 30, 2010, statement of member equity for the period from December 31, 2010 to June 30, 2011 and the statement of cash flow for the three-month and six-month periods ended June 30, 2011 and June 30, 2010 and footnotes for the applicable periods.

“Sandbag Business” means the business of buying and selling of sandbags for flood and water control as conducted by Seller and its subsidiaries.

“Seller Credit Facility” means the Third Amended and Restated Credit Agreement dated September 30, 2010, between Seller and M & I Marshall & Ilsley Bank.

“Seller Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Seller to Buyer.

“Straddle Tax Period” means a Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Subordination Agreement” means the Subordination Agreement to be entered into at the Closing, substantially in the form attached hereto as Exhibit D.

“Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax, or (ii) liability for the payment of any amounts of the type described in (i) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Governmental Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Transaction Documents” means this Agreement, the Assignment and Assumption Agreement, the Shareholders’ Agreement, the Management Services

Agreement, the Employment Agreements, the Transition Services Agreement, the Note and the Subordination Agreement.

“Transition Services Agreement” means the Transition Services Agreement to be entered into at the Closing, substantially in the form attached hereto as Exhibit C.

“Unaudited Financials” means the unaudited balance sheets of the Business, the Sandbag Business, the Commercial Cloth and Sewing Services Business and the Retail Store Business as of December 31, 2010 and 2009 and the related unaudited summary of operations statements, statements of cash flows and statements of member equity and financial statement footnotes for each of the years ended December 31, 2010, 2009 and 2008.

“Unaudited Full Year Financials” means the unaudited balance sheets of the Business as of December 31, 2010, 2009 and 2008 and the related unaudited summary of operations statements and cash flow statements for each of the years ended December 31, 2010, 2009 and 2008.

“Unaudited Interim Financials” means the unaudited balance sheets of the Business as of June 30, 2011 and 2010 and the related unaudited statements of summary of operations statements and cash flow statements for each of the six-month and three-month periods ended June 30, 2011 and 2010.

“Unreviewed Financials” means the unaudited balance sheet of the Business and the Retained Businesses as of June 30, 2011 and the related unaudited summary of operations statements for the three-month and six-month periods ended June 30, 2011 and June 30, 2010, statement of member equity for the period from December 31, 2010 to June 30, 2011 and the statement of cash flow for the three-month and six-month periods ended June 30, 2011 and June 30, 2010 and footnotes for the applicable periods.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
2012 Earn-Out Payment	2.11
2013 Earn-Out Payment	2.11
Affiliated Sales Arrangement	2.11
Aggregate Cap	11.02
Agreement	Preamble
Apportioned Obligations	8.02
Allocation Statement	2.06
Arbitration Rules	13.07
Assumed Liabilities	2.03
Business	Recitals

Term	Section
Business Employees	3.23
Business Contractors	3.23
Business Representative	2.11
Buyer	Preamble
Buyer Indemnified Parties	11.02
Cap Amount	11.02
Cash Consideration	2.06
Closing	2.07
Closing Consideration	2.06
Closing Working Capital	2.08
Closing Working Capital Statement	2.08
COBRA	9.03
Consents	3.06
Contracts	2.01
Damages	11.02
Dispute	13.07
Earn-Out Payments	2.11
Earn-Out Statement	2.11
EBITDA	2.11
Final EBITDA	2.11
e-mail	13.01
Employee Plans	3.24
End Date	12.01
Excluded Assets	2.02
Excluded Liabilities	2.04
Final Closing Working Capital	2.09
Illustrative Working Capital Statement	2.08
Indemnified Party	11.03
Indemnifying Party	11.03
Independent Allocation Referee	2.06
Independent Earn-Out Referee	2.08
Independent Working Capital Referee	2.11
Inventory Count	7.07
Joint Release	7.03
Key Consultant	Recitals
Malicious Code	3.17
Management Services Agreement	Recitals
Material Contracts	3.11
Measurement Period	2.11
Member Materials	3.08
Month End Date	5.06
Monthly Financials	5.06
Note	2.06
Objection Notice	2.11

Term	Section
Parent Balance Sheet	4.08
Parent Group Entity	2.11
Parent Representative	2.11
Parent SEC Documents	4.07
Permits	3.19
Permitted Liens	3.14
Post-Closing Tax Period	8.02
Procuring Party	2.11
Program Policies	3.11
Purchase Price	2.06
Purchased Assets	2.01
Purchased Subsidiary Articles of Organization	3.04
Purchased Subsidiary Bylaws	3.04
Purchased Subsidiary Contracts	3.04
Purchased Subsidiary Securities	3.04
PwC Review Report	3.07
Qualifying Offer	9.01
Real Property	3.14
Related Parties	3.26
Related Party Agreement	3.11
Required Consent Contract	3.11
Required Consents	10.02
Retail Store Wind Down Period	5.05
SEC	4.07
Securities	3.28
Seller	Preamble
Seller Bonus Plan	9.06
Seller DC Plan	9.02
Seller Indemnified Parties	11.02
Seller Mark	7.05
Share Consideration	2.06
Significant Buyer/Seller	3.16
Stock Election	2.11
Third Party Claim	11.03
Transfer Taxes	8.02
Transferred Employees	9.01
WARN Act	3.23
Warranty Breach	11.02

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

ARTICLE 2
PURCHASE AND SALE

Section 2.01. Purchase and Sale. Except as otherwise provided below, upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer at the Closing, free and clear of all Liens, other than Permitted Liens, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights owned, held or used in the Business by Seller as of the Closing, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, known or unknown, other than the Excluded Assets (collectively, the “Purchased Assets”), including the following:

(a) all real property and leases of, and other interests in, real property, in each case together with all buildings, fixtures, and improvements erected thereon, including the items listed on Section 3.14(a) of the Seller Disclosure Schedule that are leased, subleased, licensed or operated by Seller;

(b) all personal property and interests therein, including machinery, equipment, furniture, office equipment, communications equipment, vehicles, spare and replacement parts, material handling equipment, and other tangible property, including the items listed on Section 3.14(b) of the Seller Disclosure Schedule that are owned, leased, subleased, licensed or operated by Seller (including, for the avoidance of doubt, any of the foregoing located outside the United States);

(c) all raw materials, work-in-process, finished goods, supplies and other inventories (including, for the avoidance of doubt, any of the foregoing located outside the United States);

(d) all Contracts, including the Material Contracts listed on Section 3.11 of the Seller Disclosure Schedule, and all records and notices related thereto;

(e)  all accounts, notes and other receivables;

(f) all prepaid expenses, including in respect of ad valorem taxes, leases and rentals;

(g)  all of Seller’s cash and cash equivalents;

(h) all rights, claims, credits, causes of action or rights of set-off against third parties, including unliquidated rights under manufacturers’ and vendors’ warranties;

(i) all Licensed Intellectual Property Rights and Owned Intellectual Property Rights, including the items listed on Section 3.17(a) of the Seller Disclosure Schedule;

(j)  all IT Assets;

(k) all transferable licenses, permits or other governmental authorizations, including the items listed on Section 3.19 of the Seller Disclosure Schedule;

(l) all contact information for present, former and prospective buyers and sellers of goods through the Business (including email addresses and Twitter, Facebook, eBay and Amazon identifiers);

(m) subject to Section 2.02(d), all books, records, files and papers, whether in hard copy or computer format, used in, or related to or required for the operation of, the Business, including engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former buyers and sellers of goods through the Business, personnel and employment records and any information relating to any Tax imposed on the Purchased Assets or the Purchased Subsidiary; provided however, that with respect to any such books, records, files and papers that also relate to or are also required for the operation of the Retained Businesses or Excluded Assets, Seller may retain the originals of such books, records, files and papers and deliver, or cause to be delivered, copies thereof to Buyer and redact from any such books, records, files and papers any information that is not related to the Purchased Assets or the Business, as applicable, pursuant to this Section 2.01(m);

(n) all goodwill, together with the right to represent to third parties that Buyer is the successor to the Business and Purchased Assets;

(o) all assets included in the calculation of Final Closing Working Capital;

(p)  all of the Purchased Subsidiary Interests; and

(q) all telephone numbers, facsimile numbers, email addresses and other communication identifiers used by the Business.

Section 2.02. Excluded Assets. Parent and Buyer expressly understand and agree that the following assets and properties of Seller (the “Excluded Assets”) shall not be included in the Purchased Assets:

(a) all raw materials, work-in-progress, finished goods, supplies and other inventories relating solely to the Sandbag Business, the Commercial Cloth and Sewing Services Business and the Retail Store Business;

(b) all real property and leases of, and other interests in, real property listed on Section 2.02(b) of the Seller Disclosure Schedule, in each case together with all buildings, fixtures, and improvements erected thereon, and all personal property and interests therein, including machinery, equipment, furniture, office equipment, communications equipment, vehicles, spare and replacement parts, material handling equipment, and other tangible property listed on Section 2.02(b) of the Seller Disclosure Schedule;

(c) all books, records, files and papers, stock transfer records or other records related solely to the organization, maintenance and existence of Seller, solely to the Sandbag Business, the Commercial Cloth and Sewing Services Business or the Retail Store Business or solely to the Excluded Liabilities or the Purchased Subsidiary Liabilities;

(d) all personnel and employment records and other records that Seller is required to retain in its possession by law; provided that Seller shall deliver copies thereof to Buyer at or prior to the Closing;

(e) any Purchased Asset sold or otherwise disposed of during the period from the date hereof until the Closing Date to the extent that such Purchased Asset either (i) comprises inventory sold in the ordinary course of business consistent with past practice or (ii) is sold or disposed of as expressly required by the terms of any Contracts in effect at the date of this Agreement, in each case in accordance with the provisions of this Agreement;

(f) all rights of Seller and any Affiliate thereof under this Agreement, the other Transaction Documents and the Confidentiality Agreement;

(g) the Contracts listed on Section 2.02(g) of the Seller Disclosure Schedule, and any Contracts entered into after the date hereof, to the extent related solely to the Sandbag Business, the Commercial Cloth and Sewing Services Business or the Retail Store Business;

(h) all Related Party Agreements other than those set forth on Section 2.02(h) of the Seller Disclosure Schedule;

(i)  the Permits listed on Section 2.02(i) of the Seller Disclosure Schedule;

(j) all insurance policies of Seller or the Purchased Subsidiary and the right to receive the proceeds thereof (subject to the agreements contained in Section 5.04 of this Agreement) and any prepaid insurance premiums;

(k) the sponsorship of, and assets maintained under, the Employee Plans;

(l) all intercompany receivables and those accounts receivables listed on Section 2.02(l) of the Seller Disclosure Schedule;

(m)  all bank accounts not exclusively dedicated to the Business;

(n) all accounts, notes and other receivables related solely to the Sandbag Business, the Commercial Cloth and Sewing Services Business and the Retail Store Business;

(o) except for the Purchased Subsidiary Interests, the shares of capital stock, partnership interests, membership interests or other equity interests of any Person; and

(p) the other assets, properties and rights set forth on Section 2.02(p) of the Seller Disclosure Schedule.

Section 2.03. Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the time of the Closing, to assume only the following enumerated liabilities from Seller, in each case relating to the Business and the Purchased Assets (the “Assumed Liabilities”):

(a) all liabilities included in the calculation of Final Closing Working Capital;

(b) all liabilities with respect to Post-Closing Tax Periods for Taxes relating to the Business or the Purchased Assets; provided that Apportioned Obligations shall be paid in the manner set forth in Section 8.02;

(c)  all liabilities expressly allocated to Buyer under Article 9 hereunder;

(d) all liabilities under warranty obligations relating to any products, assets or goods sold by the Business after the Closing;

(e) all liabilities of Seller first arising after the Closing Date under the Contracts that are included in the Purchased Assets; provided that Buyer will not assume or be responsible for any liabilities or obligations attributable or relating to the period on or prior to the Closing or to liabilities that arise from breaches of such Contracts or defaults under such Contracts by Seller on or prior to the Closing (or, in respect of Contracts being administered pursuant to Section 2.05, breaches or defaults under such Contacts by Seller acting in contravention of instructions of Buyer or due to the negligence or intentional misconduct of Seller), all of which shall constitute Excluded Liabilities;

(f) all other liabilities only to the extent relating to the Business or Purchased Assets and to the extent arising out of or in connection with any act, omission or circumstance occurring at any time after the Closing; provided, that with respect to Environmental Liabilities, this Section 2.03(f) shall apply only to liabilities that relate to any condition to the extent caused by any action or failure to take action by any Person (other than Seller and its Affiliates) following the Closing; and

(g) all liabilities under warranty obligations and customer return obligations relating to the sale of inventory by the Business prior to the Closing Date, up to a maximum of $10,000 in aggregate for all such liabilities.

Section 2.04. Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of Seller (or any predecessor of Seller or any prior owner of all or part of its businesses and assets) of whatever nature, whether presently in existence or arising hereafter. All such other liabilities and obligations shall be retained by and remain liabilities and obligations of Seller (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”), including the following:

(a) all liabilities under warranty obligations and customer return obligations relating to the sale of inventory by the Business prior to the Closing Date exceeding $10,000 in aggregate for all such liabilities;

(b) other than those liabilities included in Assumed Liabilities pursuant to Section 2.03(g), any liability or obligation with respect to products, assets or goods distributed or sold at or prior to the Closing, including product liability and infringement claims and liabilities for personal injury (including death) or property damage, regardless of whether such claim, injury or damage arises or occurs before, on or after the Closing;

(c) any liability or obligation of Seller, or any member of any consolidated, affiliated, combined or unitary group of which Seller is or has been a member, for Taxes (except to the extent explicitly assumed in Section 2.03); provided that Apportioned Obligations shall be paid in the manner set forth in Section 8.02;

(d) all liabilities relating to (i) the Employee Plans; (ii) any other benefit or compensation plan, program, policy, agreement or arrangement at any time sponsored, maintained, administered or contributed to by Seller or any ERISA Affiliate of Seller and (iii) any current or former employee or individual non-employee service provider to Seller or the Business, other than liabilities relating to the services provided by any Transferred Employee to Buyer following the Closing Date;

(e) any liability arising prior to the Closing to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller;

(f) (i) all Environmental Liabilities arising at or prior to the Closing, including all matters disclosed or required to be disclosed in Section 3.25 of the Seller Disclosure Schedule and (ii) all Environmental Liabilities arising after the Closing, in the case of clause (ii), to the extent that such Environmental Liability was caused by an action, omission or circumstance occurring or existing at or prior to the Closing;

(g)  all liabilities or obligations of Seller in respect of Indebtedness;

(h) all accounts payable and other accrued expenses arising at or prior to the Closing not included in the calculation of Final Closing Working Capital;

(i) any liability of Seller and any Affiliate thereof under this Agreement, the other Transaction Documents and the Confidentiality Agreement;

(j) all liabilities to the extent arising out of or relating to (i) the operation or conduct by Seller of any Retained Business or (ii) any Excluded Asset;

(k) all liabilities arising out of or relating to any violation of Applicable Law by Seller or any of its Affiliates;

(l) all liabilities resulting from any action, suit, claim, investigation or proceeding pending against Seller or relating to the Business as of the Closing or any possible proceeding listed or cross-referenced in Section 3.12 of the Seller Disclosure Schedule;

(m) all obligations to any outside professionals (including any broker, finder, agent, investment banker, legal, accounting or tax advisor) for any costs, fees or expenses (including investment banking or brokerage fees, finders’ fees or commissions) relating to the process of selling the Purchased Assets, the Purchased Subsidiary or the Business, whether incurred in connection with this Agreement, the other Transactions Documents or otherwise, and any other fees and expenses for which Seller is responsible pursuant to Section 13.04 and which are not included in the calculation of Final Closing Working Capital;

(n) any liability relating to any member or other equityholder of Seller, former member or equityholder of Seller or any of their respective Affiliates, including any liability arising from or relating to the exercise of dissenters’, appraisal or similar rights with respect to the transactions contemplated by this Agreement or the other Transaction Documents by any such member or other equityholder of Seller or Affiliate thereof under Applicable Law;

(o)  any liability relating to or arising out of the Member Materials;

(p)  any liability or obligation relating to an Excluded Asset;

(q) all other liabilities of Seller, including those relating to the Business or Purchased Assets, to the extent arising out of or in connection with any act, omission or circumstance occurring or existing at any time at or prior to the Closing; and

(r) the other liabilities and obligations set forth in Section 2.04 of the Seller Disclosure Schedule.

Section 2.05. Assignment of Contracts and Rights. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if such assignment, without the consent of a third party thereto, would constitute a breach or other contravention of such Purchased Asset or in any way adversely affect the rights of Buyer or Seller thereunder; provided that the foregoing shall not limit or affect Seller’s representations and warranties in Article 3 or the conditions set forth in Section 10.02. Seller and Buyer shall use their reasonable best efforts (but without any payment of money by Parent or Buyer) to obtain the consent of such third parties to any such Purchased Asset or any claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may reasonably request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, Seller and Buyer shall cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including sub-contracting, sub-licensing, or sub-leasing to Buyer, or under which Seller would enforce (at the direction of Buyer) for the benefit of Buyer, with Buyer assuming Seller’s obligations, any and all rights of Seller against a third party thereto (including, if applicable, the right to elect to terminate such Purchased Asset in accordance with the terms thereof upon Buyer’s request). Seller shall promptly pay to Buyer when received all monies received by Seller under any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset. Upon receipt of any required consents to assignment of a Purchased Asset, Seller shall sell, transfer, convey, assign and deliver such Purchased Asset to Buyer with no additional purchase price due therefore. In addition, following the Closing, the parties shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out this Section 2.05 and give effect to the transactions contemplated by this Section 2.05.

Section 2.06. Purchase Price; Allocation of Purchase Price. (a) The purchase price for the Purchased Assets (the “Purchase Price”) is:

(i) $80,000,000 in cash (the “Cash Consideration”);

(ii) 900,171 shares of Parent Common Stock (the “Share Consideration”); and

(iii) a subordinated, unsecured note of Parent in aggregate principal amount of $40,000,000, in substantially the form of Exhibit B hereto (the “Note”) (clauses (i) through (iii) collectively referred to as the “Closing Consideration”); and

(iv)  any Earn-Out Payments made in accordance with Section 2.11.

(b) The Closing Consideration shall be paid as provided in Section 2.07 and the Cash Consideration shall be subject to adjustment as provided in Section 2.09.

(c) As promptly as practicable but no later than 45 days after the Closing, Buyer shall deliver to Seller a statement (the “Allocation Statement”), allocating the Purchase Price (plus Assumed Liabilities, to the extent properly taken into account under Section 1060 of the Code) among the Purchased Assets (including the assets of the Purchased Subsidiary deemed to have been purchased by Buyer for Tax purposes) in accordance with Section 1060 of the Code. If within 10 days after the delivery of the Allocation Statement Seller notifies Buyer in writing that Seller objects to the allocation set forth in the Allocation Statement, Buyer and Seller shall use commercially reasonable efforts to resolve such dispute within 20 days. In the event that Buyer and Seller are unable to resolve such dispute within 20 days, Buyer and Seller shall jointly retain the Chicago, Illinois office of Grant Thornton LLP or, if Grant Thornton LLP does not accept the engagement, then another nationally recognized accounting firm with no prior relationship with either Buyer or Seller (the “Independent Allocation Referee”) to resolve the disputed items. Seller and Buyer agree that any such engagement agreement will provide that neither will have any ex parte communication with the Independent Allocation Referee. Upon resolution of the disputed items, the allocation reflected on the Allocation Statement shall be adjusted to reflect such resolution. The costs, fees and expenses of the Independent Allocation Referee shall be borne one half by Buyer and one half by Seller.

(d) Seller and Buyer agree to (i) be bound by the Allocation Statement and (ii) act in accordance with the Allocation in the preparation, filing and audit of any Tax Return (including filing Form 8594 with its federal income Tax Return for the taxable year that includes the date of the Closing).

(e) If an adjustment is made with respect to the Cash Consideration pursuant to Section 2.09 or any Earn-Out Payment is made pursuant to Section 2.11, the Allocation Statement shall be adjusted in accordance with Section 1060 of the Code and as mutually agreed by Buyer and Seller. In the event that an agreement with respect to such adjustment is not reached within 20 days after the determination of Final Closing Working Capital or the final determination of the Earn-Out Payment, as applicable, any disputed items shall be resolved in the manner described in Section 2.06(c). Buyer and Seller agree to file any additional information return required to be filed pursuant to Section 1060 of the Code and to treat the Allocation Statement as adjusted in the manner described in Section 2.06(d).

(f) Not later than 30 days prior to the filing of their respective Forms 8594 relating to this transaction, each party shall deliver to the other party a copy of its Form 8594.

Section 2.07. Closing; Closing Deliverables. (a) Closing. The closing (the “Closing”) of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, as soon as possible, but in no event later than five Business Days, after satisfaction or, to the extent permissible, waiver of the conditions set forth in Article 10 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), or at such other place, at such other time or on such other date as Buyer and Seller may agree; provided that Parent shall have the right, by delivering written notice thereof to Seller, to delay the Closing from the date on which the Closing would otherwise have occurred in the absence of this proviso until the first day of the immediately succeeding calendar month on which the conditions set forth in Article 10 are satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing).

(b)  Closing Deliverables. At the Closing:

(i)	Buyer shall deliver, or cause to be delivered to Seller, the following:

(A) the Cash Consideration, in immediately available funds by wire transfer to an account of Seller with a bank designated by Seller, by notice in writing to Buyer, which notice shall be delivered not later than three Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Seller in such amount);

(B)	the Note, duly executed by Parent;

(C)	certificates in proper form evidencing the Share Consideration;

(D) counterparts to each of the Transaction Documents to be entered into at Closing to which Buyer and/or one or more of its Affiliates is a party, duly executed by Buyer and/or such Affiliates, as applicable;

(E) such documents and instruments as Seller may reasonably request to consummate the transactions contemplated by this Agreement and the other Transaction Documents or to evidence that the conditions set forth in Article 10 have been satisfied; and

(F) such documents regarding the corporate organization, existence, authorization and similar matters relating to Parent or Buyer as Seller may reasonably request.

(ii)	Seller shall deliver, or cause to be delivered to Buyer, the following:

(A) such instruments of transfer and assignment and other documentation as may be reasonably required to evidence the transfer of the Purchased Subsidiary Interests to Buyer;

(B) counterparts to each of the Transaction Documents to be entered into at Closing to which Seller and/or one or more of its Affiliates is a party, duly executed by Seller and/or such Affiliates, as applicable;

(C) in addition to the Assignment and Assumption Agreement, such deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in Buyer all right, title and interest in, to and under the Purchased Assets and to evidence Buyer’s assumption of the Assumed Liabilities in accordance with the terms hereof, in each case duly executed by Seller and, to the extent applicable, one or more of its Affiliates;

(D) a receipt, duly executed by Seller, evidencing receipt of the Closing Consideration;

(E) such documents and instruments as Buyer may reasonably request to consummate the transactions contemplated hereby and by the other Transaction Documents or to evidence that the conditions set forth in Article 10 have been satisfied; and

(F) such documents regarding (1) the corporate organization, existence, authorization and similar matters relating to Seller and (2) the authorization and approval of the transactions contemplated by this Agreement and the Transaction Documents by the members or other equityholders of Seller, in each case, as Buyer may reasonably request.

Section 2.08. Closing Working Capital Statement. (a) As promptly as practicable, but no later than 60 days, after the Closing Date, Buyer shall in good faith prepare, or cause to be prepared, and shall deliver to Seller a statement setting forth its determination of the Closing Working Capital (the “Closing Working Capital Statement”). The Closing Working Capital Statement shall set forth Buyer’s determination of Closing Working Capital and shall include only those categories of assets and liabilities and line items included in, and be in form consistent with, the working capital statement set forth on Section 2.08(a) of the Seller Disclosure Schedule (the “Illustrative Working Capital Statement”). The determination of Closing Working Capital shall be made in accordance with GAAP, and to the extent conforming with GAAP, in accordance with the accounting policies and practices consistent with those used in the preparation of the Illustrative Working Capital Statement. “Closing Working Capital” means, as of the close of business on the Closing Date, (A) total current assets of the Business (other than Excluded Assets and cash or cash equivalents), including accounts receivable (net of reserve), inventories (net of reserve) and prepaid expenses, and excluding fixed assets or any other assets minus (B) total current liabilities of the Business (other than any current portion of the Excluded Liabilities or Purchased Subsidiary Liabilities) as shown on the Closing Working Capital Statement, determined as set forth in this Section 2.08(a) and in accordance with the Illustrative Working Capital Statement.

(b) If Seller disagrees with Buyer’s calculation of Closing Working Capital delivered pursuant to Section 2.08(a), Seller may, within 30 days after delivery of the documents referred to in Section 2.08(a), deliver a notice to Buyer disagreeing with such calculation and setting forth, in reasonable detail, Seller’s calculation of such amount and Seller’s grounds for such disagreement. Any such notice of disagreement shall specify those items or amounts as to which Seller disagrees, and Seller shall be deemed to have agreed with all other items and amounts contained in the Closing Working Capital Statement and the calculation of Closing Working Capital delivered pursuant to Section 2.08(a).

(c) If a notice of disagreement shall be duly delivered pursuant to Section 2.08(b), Buyer and Seller shall, during the 15 days following such delivery, use their reasonable best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Working Capital, which amount shall not be less than the amount thereof shown in Buyer’s calculations delivered pursuant to Section 2.08(a) nor more than the amount thereof shown in Seller’s calculation delivered pursuant to Section

2.08(b). If Buyer and Seller are unable to reach such agreement during such period, they shall, promptly thereafter, jointly retain the Chicago, Illinois office of Grant Thornton LLP or, if Grant Thornton LLP does not accept its engagement, then another nationally recognized accounting firm with no prior relationship with either Buyer or Seller (the “ Independent Working Capital Referee”) to resolve such disputed items. Seller and Buyer agree that any such engagement will provide that neither shall have any ex parte communications with the Independent Working Capital Referee. Buyer and Seller shall cause the Independent Working Capital Referee to promptly review this Agreement and the disputed items or amounts for the purpose of calculating Closing Working Capital. In making such calculation, the Independent Working Capital Referee shall consider only those items or amounts in the Closing Working Capital Statement or Buyer’s calculation of Closing Working Capital as to which Seller has disagreed. The Independent Working Capital Referee shall deliver to Buyer and Seller, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon Buyer and Seller. The cost of such review and report shall be borne (i) by Buyer if the difference between Final Closing Working Capital and Buyer’s calculation of Closing Working Capital delivered pursuant to Section 2.08(a) is greater than the difference between Final Closing Working Capital and Seller’s calculation of Closing Working Capital delivered pursuant to Section 2.08(b), (ii) by Seller if the first such difference is less than the second such difference and (iii) otherwise equally by Buyer and Seller.

(d) Buyer and Seller agree that they will, and agree to cause their respective independent accountants to, cooperate and assist in the preparation of the Closing Working Capital Statement and the calculation of Closing Working Capital and in the conduct of the audits and reviews referred to in this Section 2.8 including making available to the extent necessary of books, records, work papers and personnel (subject to reasonable confidentiality restrictions and to providing such assurances, releases, indemnities or other agreements as accountants may customarily require in such circumstances).

(e) It is understood that (i) the Illustrative Working Capital Statement is attached only for the purposes set forth in Section 2.08(a) and (ii) the Base Closing Working Capital is a negotiated number derived independently of the Illustrative Working Capital Statement.

Section 2.09. Post-Closing Adjustment of Cash Consideration. (a) If Base Closing Working Capital exceeds Final Closing Working Capital by at least $761,600, Seller shall pay to Buyer, as an adjustment to the Cash Consideration, in the manner and with interest as provided in Section 2.09(b), the amount by which the difference between Base Closing Working Capital and Final Closing Working Capital exceeds $761,600, unless Buyer elects to offset such amount against the Note as provided in Section 2.09(c). If Final Closing Working Capital exceeds Base Closing Working Capital by at least $761,600, Buyer shall pay to Seller, in the manner and with interest as provided in Section 2.09(b), the amount by which the difference between Final Closing Working Capital and Base Closing Working Capital exceeds $761,600. “Final Closing Working Capital” means Closing Working Capital (i) as shown in Buyer’s calculation delivered pursuant to Section 2.08(a) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.08(b); or (ii) if such a notice of disagreement is delivered, (A) as agreed by Buyer and Seller pursuant to Section 2.08(c) or (B) in the absence of such agreement, as shown in the Independent Working Capital Referee’s calculation delivered pursuant to Section 2.08(c); provided that in no event shall Final Closing Working Capital be less than Buyer’s calculation of Closing Working Capital delivered pursuant to Section 2.08(a) or more than Seller’s calculation of Closing Working Capital delivered pursuant to Section 2.08(b).

(b) Any payment pursuant to Section 2.09(a) shall be made at a mutually convenient time and place within 10 days after Final Closing Working Capital has been determined by delivery by Buyer or Seller, as the case may be, by wire transfer to the other party or by causing such payments to be credited to such account of such other party as may be designated by such other party. The amount of any payment to be made pursuant to this Section 2.09 shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the prime rate as published in the Wall Street Journal, Eastern Edition in effect from time to time during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

(c) To the extent that any payment is due to Buyer pursuant to Section 2.09(a), Buyer may elect, at its sole discretion, to offset the amount of such payment, together with any interest accrued thereon pursuant to Section 2.09(b), against the total principal and accrued interest then outstanding under the Note (with the offset amount applied to reduce accrued interest and principal in the order specified in, and otherwise in accordance with the terms of, the Note).

Section 2.10. Proceedings at Closing. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed and delivered simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

Section 2.11. Earn-Out Payments. (a) In General. As part of the Purchase Price, Buyer (and Parent, to the extent that Earn-Out Payments take the form of shares of Parent Common Stock) shall pay or cause to be paid to Seller the Earn-Out Payments (in cash, or if elected by Seller, in cash and shares of Parent Common Stock) if the applicable conditions specified in this Section 2.11 are satisfied, in each case in accordance with the provisions of, and within the time periods set forth in, this Section 2.11.

(b)  Payments; Form of Consideration.

(i) If Final EBITDA exceeds $19,000,000 for the calendar year ending December 31, 2012, Seller shall be entitled to receive from Buyer an amount equal to $2.86 multiplied by the aggregate amount of such excess (such amount, the “2012 Earn-Out Payment”); provided, that in no event shall the aggregate amount of the 2012 Earn-Out Payment exceed $20,000,000.

(ii) If Final EBITDA exceeds $26,000,000 for the calendar year ending December 31, 2013, Seller shall be entitled to receive from Buyer an amount equal to $2.86 multiplied by the aggregate amount of such excess (such amount, the “2013 Earn-Out Payment” and, together with the 2012 Earn-Out Payment, the “Earn-Out Payments”); provided, that in no event shall the aggregate amount of the 2013 Earn-Out Payment exceed $10,000,000.

(iii) Each Earn-Out Payment shall be payable in cash unless, prior to commencement of the Measurement Period applicable to such Earn-Out Period, Seller provides Buyer with written notice stating that it elects to receive a specified portion of such Earn-Out Payment up to, but not exceeding, 50% of the aggregate amount of such Earn-Out Payment in the form of Parent Common Stock (a “Stock Election”). The exercise of a Stock Election shall be irrevocable and binding, subject to the last sentence of this clause (iii). If Seller makes a timely Stock Election, Buyer shall deliver a number of shares of Parent Common Stock to Seller equal to (A) the value of the portion of the Earn-Out Payment with respect to which Seller has made the Stock Election divided by (B) the average of the volume weighted average price per share of the Parent Common Stock on NASDAQ on each of the ten consecutive trading days (such ten-consecutive-day period, the “Measurement Period”) ending on and including the trading day immediately prior to December 31, 2012, in the case of the 2012 Earn-Out Payment, and December 31, 2013, in the case of the 2013 Earn-Out Payment, in each case rounded to the nearest share. The portion of the Earn-Out Payments payable in cash (i.e., for which a Stock Election has not been timely made, or, if a Stock Election has been timely made, the portion of the Earn-Out Payment in respect of which Seller has not elected to receive shares of Parent Common Stock) shall be paid in immediately available funds by wire transfer to an account designated by Seller in writing not later than two Business Days prior to the date on which payment of the applicable Earn-Out Payment is due to be made pursuant to Section 2.11(b)(iv) (or if not so designated, then by certified or official bank check payable in next day funds to the order of Seller in such amount). Notwithstanding anything in this clause (iii) to the contrary, to the extent that the number of shares of Parent Common Stock to be issued as part of the Earn-Out Payments, when taken in the aggregate with the Share Consideration, would exceed 19.9% of the total outstanding shares of Parent Common Stock immediately prior to the Closing (as such number of shares may be adjusted upon any changes in Parent’s capitalization as contemplated by Section 2.12), Parent shall not be required to issue shares in excess thereof unless the requisite stockholder approval for such issuance in accordance with NASDAQ Listing Rule 5635 or any successor rule has been obtained (and, if such stockholder approval has not been obtained, Parent shall be entitled to pay cash in lieu of shares of Parent Common Stock with respect to such excess).

(iv) The payment of any Earn-Out Payment pursuant to this Section 2.11 shall be made within three Business Days after the determination of Final EBITDA.

(c) Definition of EBITDA. For purposes of this Section 2.11, “EBITDA”, with respect to each of the calendar years ending December 31, 2012 and December 31, 2013, means the consolidated net income of the Business for such calendar year, as determined in accordance with GAAP and the procedures set forth in this Section 2.11; provided that to the extent consistent with GAAP, the accounting policies, practices and procedures (including all practices and valuation and estimation methodologies) used by Parent in the preparation of its financial statements prior to the date hereof shall be used in connection with the determination of EBITDA plus, to the extent deducted in determining such consolidated net income there shall be added (x) the amount of Taxes for such calendar year, (y) the amount of interest expense for indebtedness for borrowed money, capitalized leases and internal borrowings for such calendar year and (z) the amount of depreciation, amortization and similar non-cash charges for such calendar year.

(d) Affiliated Sales Arrangements. (i) After the Closing and prior to December 31, 2013, if (and only if) the Business Representatives and the Parent Representatives consider it desirable to enter into an Affiliated Sales Arrangement, they shall negotiate in good faith to agree upon (A) the terms thereof (including the Transferred Goods to be covered thereby and the method of allocating revenues and costs associated with sales of such Transferred Goods between the Selling Party and the Procuring Party) and (B) to the extent that the Business Representatives and the Parent Representatives determine it to be reasonably appropriate and to the extent consistent with the definition of EBITDA, any and all understandings regarding the manner and timing in which income and expense matters relating to such Affiliated Sales Arrangement shall be included in EBITDA for purposes of this Section 2.11. To the extent that the Business Representatives and Parent Representatives are able to reach agreement as to the terms of the Affiliated Sales Arrangement, such Affiliated Sales Arrangement shall be effected in accordance with the terms agreed pursuant to clause (A) above in this Section 2.11(d), and shall be accounted for in a manner that allows income and expense matters relating thereto to be included in, or excluded from, EBITDA in accordance with the definition of EBITDA and, to the extent agreed, any understanding pursuant to clause (B) above in this Section 2.11(d). After the Closing and prior to December 31, 2013, unless and until the Business Representatives and Parent Representatives reach an agreement as to the terms of an Affiliated Sales Arrangement, the Business shall not, and Parent and Buyer shall not cause the Business to, enter into any Affiliated Sales Arrangement.

(ii)  For purposes of this Section 2.11:

(A) “Affiliated Sales Arrangement” means any arrangement between Buyer, on the one hand, and Parent or any subsidiary (direct or indirect) of Parent (other than Buyer) (each, a “Parent Group Entity”), on the other hand, pursuant to which either Buyer or such Parent Group Entity, as the case may be (such party, the “Selling Party”), sells goods and other assets (the “Transferred Goods”) procured or otherwise sourced by the non-Selling Party (the “Procuring Party”) through a marketplace operated by the Selling Party or to buyers of the Selling Party through the Selling Party’s direct sales channels.

(B) “Business Representatives” means Irwin L. Jacobs and Howard Grodnick, for so long as each remains an employee, consultant, advisor of, or service provider to, Parent, Buyer or any of their respective Affiliates (including, in the case of Irwin L. Jacobs, a service provider through Jacobs Management Corporation), or at any time at which neither Irwin L. Jacobs nor Howard Grodnick is an employee, consultant or advisor of Parent, Buyer or any of their Affiliates, such other individual or individuals with primary responsibility for the operation of the Business and designated as a Business Representative by Buyer.

(C) “Parent Representatives” means Cayce Roy, Jim Rallo and/or such other individuals as Parent shall designate as Parent Representatives from time to time.

(iii) Notwithstanding the foregoing or anything else in this Agreement to the contrary, Seller hereby understands and agrees that none of Buyer, any Parent Group Entity, the Business Representatives or the Parent Representatives shall be under any obligation to negotiate or enter into any agreement with respect to an Affiliated Sales Arrangement, and the decision on whether to enter into any such Affiliated Sales Arrangement shall be at such Persons’ sole discretion. In the event that the Business Representatives and the Parent Representatives enter into discussions with respect to a proposed Affiliated Sales Arrangement and are unable to agree upon the terms of such Affiliated Sales Arrangement, no such Persons shall be under any obligation to continue such negotiations or otherwise pursue such proposed Affiliated Sales Arrangement.

(e) Exclusions from EBITDA. Notwithstanding anything in this Section 2.11 to the contrary, with respect to each of the calendar years ending December 31, 2012 and December 31, 2013:

(i) EBITDA shall exclude (A) any extraordinary gains or losses, (B) any deduction or expense for non-cash write downs and charges, transaction costs and restructuring charges, (C) any deduction or expense for Damages arising from a breach of any representation or warranty made by Seller in or pursuant to this Agreement to the extent Buyer is indemnified for such Damages pursuant to Article 11 (it being understood that to the extent that Buyer is not fully indemnified for such Damages as a result of the limitations on indemnification specified in Article 11, the amount for which Buyer is not fully indemnified shall be included in EBITDA), (D) any deduction or expense for interest that accrues on the Note following the Closing Date and (E) the equity awards made by Buyer or an Affiliate thereof to the Key Consultant pursuant to the Management Services Agreement;

(ii) EBITDA shall include (A) any and all reasonable direct overhead costs and expenses attributable to Buyer and (B) any and all indirect overhead costs and expenses allocated to Buyer by Parent or any of its Affiliates, but solely to the extent (1) such indirect overhead costs and expenses are consistent with, and determined on the same basis as, the allocations to Parent’s other subsidiaries, as reasonably determined by Parent, and (2) such indirect overhead costs do not exceed $300,000 in the aggregate in any calendar year; and

(iii) No Earn-Out Payment payable or accrued under this Section 2.11 shall be reflected in EBITDA.

(f)  Delivery of Earn-Out Statement; Dispute.

(i) As promptly as practicable after the end of each of the calendar years ending December 31, 2012 and 2013, but no later than 90 days after the end of each such calendar year, Buyer shall prepare a profit and loss statement (including accompanying notes) (each, an “Earn-Out Statement”) for the applicable calendar year. Each Earn-Out Statement shall reflect a determination of EBITDA for the applicable calendar year and the amount, if any, of the applicable Earn-Out Payment, computed in accordance with the provisions of this Section 2.11. Each Earn-Out Statement shall be accompanied by a certificate signed by an executive officer of Parent specifying that such Earn-Out Statement and the calculations of EBITDA and the applicable Earn-Out Payment have been prepared in good faith in accordance with the provisions of this Section 2.11.

(ii) If Seller disagrees with the Earn-Out Payment reflected in the applicable Earn-Out Statement, Seller may, within 45 days after receipt of the Earn-Out Statement, deliver a notice (an “Objection Notice”) to Buyer disagreeing with such calculation, specifying in reasonable detail the nature of and basis for such dispute and setting forth Seller’s calculation of the Earn-Out Payment. Any items or amounts in the Earn-Out Statement to which Seller does not object in the Objection Notice within such 45-day period shall be deemed accepted by Seller and shall be final and binding upon Parent, Buyer and Seller. If Seller does not provide an Objection Notice within such 45-day period, then all of Buyer’s calculations set forth in the Earn-Out Statement and the amount of the applicable Earn-Out Payment, if applicable, shall be final and binding upon Parent, Buyer and Seller.

(iii) If Seller timely delivers an Objection Notice to Buyer pursuant to Section 2.11(f)(ii), Buyer and Seller shall, during the 45 days following such delivery, use their reasonable best efforts to reach agreement on the disputed items or amounts. If Buyer and Seller are unable to reach such agreement during such period, they shall, promptly thereafter, jointly retain the Chicago, Illinois office of Grant Thornton LLP or, if Grant Thornton LLP does not accept the engagement, then another nationally recognized accounting firm with no prior relationship with either Buyer or Seller (the “Independent Earn-Out Referee”) to resolve such disputed items. Seller and Buyer agree that any such engagement agreement will provide that neither shall have any ex parte communications with the Independent Earn-Out Referee. Buyer and Seller shall cause the Independent Earn-Out Referee to promptly review this Agreement and the disputed items and amounts in the Earn-Out Statement for the purpose of resolving such dispute. In making such calculation, the Independent Earn-Out Referee shall consider only those items or amounts in the Earn-Out Statement as to which Seller has disagreed, and shall resolve the disputed amounts within the range of difference between Buyer’s and Seller’s calculations. The Independent Earn-Out Referee shall deliver to Buyer and Seller, as promptly as practicable, a report setting forth its calculation of the disputed items or amounts. Such report, and the amounts set forth therein, shall be final and binding upon Buyer and Seller. The cost of such review and report shall be borne by the party whose calculations of the disputed amounts, in aggregate, were further away from the finally determined calculations of such disputed amounts by the Independent Earn-Out Referee.

(iv) For purposes of this Section 2.11, “Final EBITDA” with respect to each of the calendar years ending December 31, 2012 and December 31, 2013 means EBITDA as shown in Buyer’s calculation set forth in the applicable Earn-Out Statement delivered pursuant to Section 2.11(f)(i) if no Objection Notice is duly delivered pursuant to Section 2.11(f)(ii), or if an Objection Notice is delivered, as agreed by Parent and Seller pursuant to Section 2.11(f)(ii) or in the absence of such agreement, as shown in the Independent Earn-Out Referee’s calculation delivered pursuant to Section 2.11(f)(iii); provided, that in no event shall Final EBITDA be less than Buyer’s calculation of EBITDA delivered pursuant to Section 2.11(f)(i) or more than Seller’s calculation of EBITDA delivered pursuant to Section 2.11(f)(ii).

(v) Parent, Buyer and Seller agree that they will, and agree to cause their respective independent accountants to, cooperate and assist in the preparation of each Earn-Out Statement and the calculation of EBITDA for each calendar year and in the conduct of the reviews referred to in Section 2.11(f)(iii) and with respect to any review requested by Seller to prepare any Objection Notice, including, without limitation, the making available to the extent necessary of books, records, work papers and personnel (subject to reasonable confidentiality restrictions and to providing such assurances, releases, indemnities or other agreements as accountants may customarily require in such circumstances).

(g) Treatment of Earn-Out Payments. The parties agree to treat a portion of each Earn-Out Payment paid hereunder as interest at the short-term applicable federal rate in effect on the Closing Date in accordance with Section 483 of the Code.

(h) Operation of Business. After the Closing and prior to December 31, 2013, Parent and Buyer shall cause the Business to operate as a stand-alone operation under the management of the Business Representatives. During such period, (i) the Business (as well as all employees and consultants of Parent, Buyer, the Purchased Subsidiary or any of their respective Affiliates providing services to the Business) shall be subject to Parent’s policies and procedures generally applicable to subsidiaries, divisions, units and groups of Parent (including, for example, codes of conduct and insider trading, budget and compensation approval policies) and (ii) the Business shall be subject to the general oversight of Parent, such oversight to be exercised in a manner consistent with Parent’s oversight of other stand-alone subsidiaries, divisions, units and groups consistent with Parent’s past practices.

Section 2.12. Adjustments. If, (a) during the period between the date of this Agreement and the Closing or (b) to the extent the Stock Election has been exercised with respect to any Earn-Out Payment, during the period between the commencement of the Measurement Period applicable to such Earn-Out Payment and the payment of such Earn-Out Payment, the outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or a different class as a result of a reorganization, reclassification, recapitalization, stock split, reverse stock split or combination, exchange or readjustment of shares, or stock dividend thereon with a record date during such period, or other similar change in capitalization, the Share Consideration and the shares of Parent Common Stock, if any, to be issued and delivered to Seller as part of such Earn-Out Payment, as applicable, shall be appropriately adjusted to provide Seller the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to Section 13.03, except as set forth in the Seller Disclosure Schedule, Seller represents and warrants to each of Parent and Buyer as of the date hereof and as of the Closing Date that:

Section 3.01. Existence and Power. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Seller is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Seller has heretofore delivered to Parent true and complete copies of the certificate of formation and limited liability company operating agreement of Seller, in each case, as in effect on the date hereof (together with all amendments thereto) (the “Seller Certificate of Formation” and “Seller LLC Agreement”, respectively).

Section 3.02. Authorization. The execution, delivery and performance by Seller of this Agreement, the other Transaction Documents to which it is or will be a party, and any other documents and instruments to be executed and delivered by Seller pursuant hereto and thereto, and the consummation of the transactions contemplated hereby and thereby are, or will be, as the case may be, within Seller’s limited liability company powers and have been duly authorized by all necessary action on the part of Seller. Seller has received the unanimous approval of (i) its Board of Governors and (ii) the holders of Seller’s outstanding membership or other equity interests, in each case of the transactions contemplated by this Agreement and the other Transaction Documents, and accordingly no holder of Seller’s outstanding membership or other equity interests will have dissenters’, appraisal or similar rights with respect to the transactions contemplated by this Agreement or the other Transaction Documents under Applicable Law. Seller has heretofore delivered to Parent evidence of the approvals of its Board of Governors and the holders of its outstanding membership or equity interests referred to in the immediately preceding sentence in form and substance satisfactory to Buyer. No other approval or action by Seller’s Board of Governors or any holder of Seller’s outstanding membership or other equity interests is required in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents. This Agreement and each of the other Transaction Documents to which it is or will be a party constitutes, or will constitute, as the case may be, a valid and binding agreement of Seller enforceable against Seller in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). Each other Transaction Document to which an Affiliate of Seller will be a party has been, or will be, duly and validly executed by such Affiliate and shall constitute a valid and binding agreement of such Affiliate, enforceable against such Affiliate in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 3.03. Ownership. (a) Section 3.03 of the Seller Disclosure Schedule sets forth all of the outstanding membership or other equity interests of Seller, the holders of such interests and the number of interests held by each such holder. Other than as set forth on Section 3.03 of the Seller Disclosure Schedule, there are no outstanding (i) membership or other equity interests of Seller, (ii) securities convertible into or exchangeable or exercisable for membership or other equity interests or other securities of Seller, or (iii) options or preemptive or other rights to acquire any membership or other equity interests or other securities of Seller.

(b) Except as set forth in Section 3.03 of the Seller Disclosure Schedule, Seller does not own or control, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person, and Seller is not a member of or participant in any partnership, joint venture or similar Person. Except as set forth in Section 3.03 of the Seller Disclosure Schedule, there are no contractual obligations of Seller to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

Section 3.04. Purchased Subsidiary. (a) The Purchased Subsidiary is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. The Purchased Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a

Material Adverse Effect. Seller has heretofore delivered to Parent true and complete copies of the Articles of Organization and Bylaws of the Purchased Subsidiary, in each case, as in effect on the date hereof (together with all amendments thereto) (the “Purchased Subsidiary Articles of Organization” and “Purchased Subsidiary Bylaws”, respectively).

(b) All of the Purchased Subsidiary Interests are owned beneficially and of record by Seller, and as of the Closing will be free and clear of any Lien, and Seller shall transfer and deliver to Buyer at the Closing valid title to the Purchased Subsidiary Interests free and clear of any Lien. Except for the Purchased Subsidiary Interests, there are no outstanding (i) membership interests or other securities of the Purchased Subsidiary, (ii) securities of Seller or any other Person convertible into or exchangeable or exercisable for any membership interests or other equity or similar interests in the Purchased Subsidiary, (iii) options or other rights to acquire from Seller or the Purchased Subsidiary, or other obligation of Seller or the Purchased Subsidiary to issue, any securities convertible into or exchangeable for membership interests or other equity or similar interests in the Purchased Subsidiary (the items in clauses (i) through (iii) being referred to collectively as the “Purchased Subsidiary Securities”). There are no outstanding obligations of Seller or the Purchased Subsidiary to repurchase, redeem or otherwise acquire any outstanding Purchased Subsidiary Securities. None of the Purchased Subsidiary Interests have been issued in violation of, and none are subject to, any purchase option, call, right of first refusal, preemptive, subscription, or other similar right. Neither Seller nor the Purchased Subsidiary is party to any arrangement granting to any Person any stock appreciation, phantom stock or other similar right with respect to the Purchased Subsidiary Interests or the Purchased Subsidiary.

(c) The Purchased Subsidiary does not own or hold any assets or properties other than (i) rights of the Purchased Subsidiary under the Contracts set forth on Section 3.04(c) of the Seller Disclosure Schedule (collectively, the “Purchased Subsidiary Contracts”), (ii) cash and (iii) receivables from Seller. There are no liabilities or obligations of the Purchased Subsidiary other than liabilities or obligations of the Purchased Subsidiary arising under the Purchased Subsidiary Contracts.

Section 3.05. Governmental Authorization. Except as set forth in Section 3.05 of the Seller Disclosure Schedule, the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority or securities trading market other than (a) compliance with any applicable requirements of the HSR Act, (b) compliance by Parent with any applicable requirements of the 1934 Act and 1933 Act and (c) filing by Parent of requisite NASDAQ notices and/or applications for the issuance and sale of the shares of Parent Common Stock hereunder.

Section 3.06. Noncontravention. The execution, delivery and performance by Seller of this Agreement, the other Transaction Documents to which it is or will be a party, and any other documents and instruments to be executed and delivered by Seller pursuant hereto and thereto, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate the Seller Certificate of Formation, Seller LLC Agreement, Purchased Subsidiary Articles of Organization or the Purchased Subsidiary Bylaws, (b) assuming compliance with the matters referred to in Section 3.05, violate any Applicable Law, (c) assuming the obtaining of the consents or approvals set forth on Section 3.06 of the Seller Disclosure Schedule, including the Required Consents (all such consents, including the Required Consents, “Consents”), require consent or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or the Purchased Subsidiary or to a loss of any benefit relating to the Business to which Seller or the Purchased Subsidiary is entitled under any provision of any agreement or other instrument binding upon Seller or the Purchased Subsidiary or by which any of the Purchased Assets or any of the assets or properties of the Purchased Subsidiary is or may be bound or (d) result in the creation or imposition of any Lien on any Purchased Asset or any asset or property of the Purchased Subsidiary, other than Permitted Liens.

Section 3.07. Financial Statements; Accounting Controls and Procedures.

(a) The Unaudited Full Year Financials and the Unaudited Interim Financials were derived from the books and records of Seller and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of the Business as of the dates thereof and its results of operations and cash flows for the periods then ended (subject to normal year-end adjustments and GAAP required footnotes in the case of the Unaudited Interim Financials).

(b) The Unaudited Financials and the Unreviewed Financials were derived from the books and records of Seller and fairly present, in conformity with GAAP applied on a consistent basis, the financial position of the Business and the Retained Businesses as of the dates thereof and their results of operations and cash flows for the periods then ended.

(c) When delivered prior to the Closing pursuant to Section 5.06, the Audited Financials and the Reviewed Financials will have been derived from the books and records of Seller and will fairly present, in conformity with GAAP applied on a consistent basis, the financial position of the Business and the Retained Businesses as of the dates thereof and its results of operations and cash flows for the periods then ended. When delivered prior to the Closing pursuant to Section 5.06, Seller will have provided to Parent a true and complete copy of the Auditor’s Reviewed Financial Statement from PricewaterhouseCoopers LLP with respect to the Reviewed Financials (the “PwC Review Report”).

(d) When delivered prior to the Closing pursuant to Section 5.06, the Monthly Financials will have been derived from the books and records of Seller and will fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of the Business as of the dates thereof and its results of operations and cash flows for the periods then ended (subject to normal period-end adjustments and GAAP required footnotes).

(e) When delivered following the Closing pursuant to Section 5.06, the Retained Business Financials will have been derived from the books and records of Seller and will fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of the Retained Businesses as of the dates thereof and their results of operations for the periods then ended (subject to normal year-end adjustments and GAAP required footnotes in the case of the unaudited interim financial statements contained therein).

Section 3.08. Materials Provided to Members. Any written materials sent or furnished by Seller or its Affiliates to the holders of Seller’s outstanding membership or other equity interests in connection with the transactions contemplated by this Agreement or the other Transaction Documents (collectively, the “Member Materials”) comply, or will comply, when sent or furnished, as to form and substance in all material respects with the requirements of Applicable Law.

Section 3.09. Absence of Certain Changes. (a) Since the Business Balance Sheet Date, the Business has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) From the Business Balance Sheet Date until the date hereof, there has not been any action taken by Seller or the Purchased Subsidiary that, if taken during the period from the date of this Agreement through the Closing Date without Buyer’s consent, would constitute a breach of Section 5.01.

Section 3.10. No Undisclosed Material Liabilities. There are no liabilities of the Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

(i) liabilities provided for in the Business Balance Sheet or disclosed in the notes thereto;

(ii)  liabilities disclosed on Section 3.10 of the Seller Disclosure Schedule;

(iii) liabilities accruing after the Business Balance Sheet Date in the ordinary course of business consistent with past practice; and

(iv) liabilities incurred in connection with the transactions contemplated by this Agreement.

Section 3.11. Material Contracts. (a) Except as set forth in Section 3.11 of the Seller Disclosure Schedule, with respect to the Business, neither Seller nor the Purchased Subsidiary is a party to or bound by:

(i) any lease or sublease of personal property providing for (A) annual rental payments of $5,000 or more or (B) aggregate rental payments of $25,000 or more;

(ii) any Contract relating to Real Property, including pursuant to which Seller or any third party has a right to use, occupy or possess any Real Property;

(iii) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by Seller of $50,000 or more;

(iv) any sales, distribution or other similar Contract providing for the sale by Seller or the Purchased Subsidiary of materials, supplies, goods, services, equipment or other assets that provides for annual payments to Seller of $50,000 or more;

(v) any Contract requiring, individually or in the aggregate, future capital expenditures in excess of $25,000;

(vi) (A) any Contract requiring the future purchase of materials, supplies or equipment by the Business, (B) any management, service or other similar type of Contract or (C) any advertising agreement or arrangement, in each case that has an aggregate future liability to any Person in excess of $10,000 or is not terminable by Seller or the Purchased Subsidiary by notice of not more than 90 days without payment of any penalty;

(vii)  any partnership, joint venture or other similar Contract;

(viii) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(ix) any Contract (excluding licenses for commercial off-the-shelf computer software that are generally available on nondiscriminatory pricing terms and have an aggregate acquisition cost of $5,000 or less) pursuant to which Seller or the Purchased Subsidiary (A) obtains the right to use, or a covenant not to be sued under, any Intellectual Property Right or (B) grants the right to use, or a covenant not to be sued under, any Intellectual Property Right;

(x) any Contract granting any Person a right of first refusal or first offer or similar preferential right to purchase or acquire any Purchased Asset or any asset or property of the Purchased Subsidiary;

(xi) any so called “requirements” Contract requiring Seller or the Purchased Subsidiary to purchase its requirements of a particular raw material, resource or product from a particular supplier or suppliers, or to purchase all or substantially all of the output or production of a particular supplier;

(xii) any Contract involving interest rate or foreign currency swaps, commodity swaps, options, caps, collars, hedges or forward exchanges, or other similar agreements, regardless whether entered into for purposes of hedging, investment or otherwise;

(xiii) any Contract relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset);

(xiv) any mortgage, deed of trust, pledge, security agreement or other instrument granting a Lien on any Purchased Asset or any asset or property of the Purchased Subsidiary;

(xv) any Contract (including so-called “take-or-pay” or “keep-well” agreements) under which (A) any Person has directly or indirectly guaranteed indebtedness, liabilities or obligations of Seller or the Purchased Subsidiary, or (B) Seller or the Purchased Subsidiary has directly or indirectly guaranteed indebtedness, liabilities or obligations of any Person;

(xvi)  any Contract containing “most favored nation” provisions;

(xvii)  any option, license, franchise or similar Contract;

(xviii) any agency, dealer, sales representative, marketing or other similar Contract under which Seller or the Purchased Subsidiary does not have the right to terminate without penalty on less than 30 days’ written notice;

(xix)  any staffing, employment services or similar Contract;

(xx) any Contract or other arrangement that limits or restricts in any material respect the conduct of the Business or any successor thereto, including any Contract or other arrangement that limits or restricts the freedom of Seller or the Purchased Subsidiary to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Purchased Asset or any asset or property of the Purchased Subsidiary or which would so limit the freedom of Buyer, Parent or any of their respective Affiliates (including the Purchased Subsidiary) after the Closing Date;

(xxi) any Contract that limits Seller or the Purchased Subsidiary from soliciting the employees, suppliers or customers of any third party;

(xxii) any Contract with a Related Party of Seller or the Purchased Subsidiary, including any Contract providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, or from, any Related Party of Seller or the Purchased Subsidiary, other than employment at will arrangements in the ordinary course of business (each, a “Related Party Agreement”);

(xxiii)  any Contract with a Governmental Authority; or

(xxiv) any other Contract not made in the ordinary course of business that is material to the Business.

(b) Each Contract disclosed in any section of the Seller Disclosure Schedule or required to be disclosed pursuant to this Section 3.11, including the Purchased Subsidiary Contracts (collectively, “Material Contracts”) is a valid, binding and enforceable agreement of Seller or the Purchased Subsidiary, as applicable, and is in full force and effect, and none of Seller or the Purchased Subsidiary or, to the Knowledge of Seller, any other party thereto is in default or breach in any material respect under the terms of any such Material Contract, and, to the Knowledge of Seller, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder. True and complete copies of each such Material Contract have been delivered to Buyer or made available by Seller in the Data Room referenced in Section 3.30 hereof.

(c) In furtherance and not in limitation of the foregoing, for each Contract listed on Section 3.11(c) of the Seller Disclosure Schedule (each, a

“Required Consent Contract”), (i) such Required Consent Contract is in full force and effect and (ii) there is no pending action or proceeding challenging the validity, enforceability or effectiveness of such Required Consent Contract or any Required Consent received by Seller or the Purchased Subsidiary with respect to such Required Consent Contract nor has any such Required Consent been revoked.

(d) Seller has disclosed to Parent in writing prior to the date hereof the nature of all (i) actions that Seller or the Purchased Subsidiary is required to take before any goods and other assets procured or otherwise sourced may be sold (e.g., product delabeling, data wiping, testing, etc.), (ii) restrictions or other limitations imposed on the ability of the Business to sell such goods and other assets (e.g., geographical restrictions, limitations on the potential buyers of such goods and other assets, limitations on the channel of sale, etc.) and (iii) all other policies and procedures governing or associated with the sale of such goods and other assets (clauses (i), (ii) and (iii), collectively, “Program Policies”), but, in each case, solely to the extent such Program Policies are not expressly stated in the applicable Contract set forth on Section 3.11(d) of the Seller Disclosure Schedule. Except as disclosed to Parent in writing prior to the date hereof or expressly stated in the applicable Contract set forth on Section 3.11(d) of the Seller Disclosure Schedule, neither Seller nor the Purchased Subsidiary has been notified (either orally or in writing) by, nor does Seller have any Knowledge that, the applicable seller counterparty to any program pursuant to which the Business procures or otherwise sources goods or other assets has any current plans to amend, alter or modify any existing Program Policy, or implement any new Program Policy, with respect to such program.

Section 3.12. Litigation. Except as set forth on Section 3.12 of the Seller Disclosure Schedule, there is no action, suit, investigation or proceeding pending against, or to the Knowledge of Seller, threatened against or affecting, the Business, the Purchased Subsidiary, any Purchased Asset or any asset or property of the Purchased Subsidiary before (or, in the case of threatened actions, suits, investigations or proceedings, that would be before) any Governmental Authority or arbitrator which, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff’s demands, would not reasonably be expected to be, individually or in the aggregate, material to the Business as a whole or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or the other Transaction Documents.

Section 3.13. Compliance with Laws and Court Orders. Neither Seller nor the Purchased Subsidiary is in violation of, has since January 1, 2008 violated, to the Knowledge of Seller is under investigation with respect to, or has been threatened to be charged with or been given notice of any violation of, any Applicable Law relating to the Purchased Assets or the assets and properties of the Purchased Subsidiary or the conduct of the Business, except for violations that would not reasonably be expected to be, individually or in the aggregate, material to the Business as a whole. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against Seller or the Purchased Subsidiary to which the Business or any Purchased Asset or asset or property of the Purchased Subsidiary is subject or that in any manner seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement.

Section 3.14. Properties. (a) Section 3.14(a) of the Seller Disclosure Schedule correctly describes all real property used or held for use in the Business (all such property, collectively, the “Real Property”), which Seller or the Purchased Subsidiary leases, subleases, licenses or operates specifying in the case of leases, subleases, or licenses, the name of the lessor, sublessor, or licensor, the lease, sublease or license term and basic annual rent or annual license fee. Neither Seller nor the Purchased Subsidiary owns any real property used or held for use in the Business.

(b) Section 3.14(b) of the Seller Disclosure Schedule correctly describes all personal property used or held for use in the Business, including machinery, equipment, furniture, vehicles, spare and replacement parts, and other trade fixtures and fixed assets, which Seller or the Purchased Subsidiary owns, leases or subleases, and any Liens thereon, specifying in the case of leases or subleases, the name of the lessor or sublessor, the lease term and basic annual rent.

(c) Except for the existence of Permitted Liens prior to the Closing Date, Seller or the Purchased Subsidiary, as applicable, has good and marketable title to, or, in the case of leased Real Property or personal property, has valid leasehold interests in, all Purchased Assets and all assets and property of the Purchased Subsidiary (whether real, personal, tangible or intangible) reflected on the Business Balance Sheet or acquired after the Business Balance Sheet Date. No Purchased Asset or asset or property of the Purchased Subsidiary is subject to any Lien, except:

(i)  Liens the amount of which are disclosed on the Business Balance Sheet;

(ii) Liens for Taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Business Balance Sheet); or

(iii) Liens which do not materially detract from the value of such Purchased Asset or assets or property of the Purchased Subsidiary, or materially interfere with any present or intended use of such Purchased Asset (clauses (i) - (iii) of this Section 3.14(c) are, collectively, the “Permitted Liens”).

(d) To the Knowledge of Seller, there are no developments affecting the Hopkins Facility pending or threatened, which might materially interfere with any present or intended use of the Hopkins Facility in the Business.

(e) The Real Property includes all real property, and only such real property, as is used or held for use in connection with the conduct of the Business as heretofore conducted.

(f) Except for the Purchased Subsidiary Interests, none of the Purchased Assets or assets or properties of the Purchased Subsidiary is an equity interest in an entity.

Section 3.15. Sufficiency of and Title to the Purchased Assets. (a) The Purchased Assets together with the assets and properties of the Purchased Subsidiary constitute all of the property and assets used or held for use in the Business, except for the Excluded Assets, and, together with the services to be provided to Buyer in connection with the Transition Services Agreement, are sufficient to conduct the Business as currently conducted and as conducted since the Business Balance Sheet Date.

(b) Upon consummation of the transactions contemplated hereby, Buyer will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens, except for Permitted Liens.

Section 3.16. Buyers and Sellers. Section 3.16 of the Seller Disclosure Schedule sets forth a list of the 25 buyers purchasing the largest amount of goods from the Business (based on gross merchandise volume) and the 10 largest sellers of goods to the Business (based on gross merchandise volume), in each of calendar years 2010, 2009 and 2008 and for the six- month period ended June 30, 2011 (each, a “Significant Buyer/Seller”). Except as set forth on Section 3.16 of the Seller Disclosure Schedule, (a) no Significant Buyer/Seller has notified Seller or the Purchased Subsidiary, either orally or in writing, that it has terminated its relationship with the Business or, to Seller’s Knowledge, threatened to do so or delivered any oral or written notice that such Significant Buyer/Seller intends to materially modify its existing relationship with Seller or the Business and (b) none of Seller, the Purchased Subsidiary or any of their respective Affiliates are involved in any material claim, dispute or controversy with any Significant Buyer/Seller. Section 3.16 of the Seller Disclosure Schedule sets forth (x) the 20 states into which the largest amount of goods (measured in terms of gross merchandise volume) sold through the Business were located prior to sale in calendar years 2010, 2009, 2008 and 2007 and for the six-month period ended June 30, 2011 and (y) the 10 states in which the largest buyers of goods (measured in terms of gross merchandise volume) are located.

Section 3.17. Intellectual Property. (a) Section 3.17(a) of the Seller Disclosure Schedule contains a true and complete list of (i) all registrations and applications for registration included in the Owned Intellectual Property Rights, (ii) all Owned Software and (iii) all other material Owned Intellectual Property Rights.

(b) Seller or the Purchased Subsidiary is the sole and exclusive owner of each Owned Intellectual Property Right and, together, Seller and the Purchased Subsidiary hold all right, title and interest in and to all Owned Intellectual Property Rights and Licensed Intellectual Property Rights free and clear of any Lien (other than Permitted Liens). The Owned Intellectual Property Rights and the Licensed Intellectual Property Rights together constitute all the Intellectual Property Rights necessary to, or used or held for use in, the conduct of the Business as currently conducted. There exist no restrictions on the disclosure, use, license or transfer of the Owned Intellectual Property Rights. The consummation of the transactions contemplated by this Agreement will not (i) alter, encumber, impair or extinguish any Owned Intellectual Property Right or Licensed Intellectual Property Right or (ii) encumber any Intellectual Property Right licensed or owned by Buyer.

(c) Except as set forth in Section 3.17(c) of the Seller Disclosure Schedule, neither Seller nor the Purchased Subsidiary has infringed, misappropriated or otherwise violated any Intellectual Property Right of any Person. There is no claim, action, suit, investigation or proceeding pending against or, to the Knowledge of Seller, threatened against or affecting, the Business, Seller or the Purchased Subsidiary or any present or former officer, director or employee thereof (i) based upon, or challenging or seeking to deny or restrict, the rights of Seller or the Purchased Subsidiary in any Owned Intellectual Property Right or Licensed Intellectual Property Right, (ii) alleging that the use of any Owned Intellectual Property Right or Licensed Intellectual Property Right or any services provided, processes used or products manufactured, used, imported, offered for sale or sold by or in connection with the Business do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any Person or (iii) alleging that Seller or the Purchased Subsidiary has infringed, misappropriated or otherwise violated any Intellectual Property Right of any Person. None of Seller nor the Purchased Subsidiary has received from any Person an offer to license any Intellectual Property Right of such Person for use in the Business.

(d) No Owned Intellectual Property Right or, to the Knowledge of Seller, Licensed Intellectual Property Right material to the operation of the Business has been adjudged invalid or unenforceable in whole or part, and, to the Knowledge of Seller, all such Owned Intellectual Property Rights and Licensed Intellectual Property Rights are valid and enforceable. Seller and the Purchased Subsidiary have taken reasonable business actions to maintain and protect the Owned Intellectual Property Rights and their rights in the Licensed Intellectual

Property Rights, including payment of applicable maintenance fees and filing of applicable statements of use. In each case where a patent or patent application, trademark registration or trademark application, service mark registration or service mark application, or copyright registration or copyright application included in the Owned Intellectual Property is held by assignment, the assignment has been duly recorded with the Governmental Authority from which the patent or registration issued or before which the application or application for registration is pending.

(e) To the Knowledge of Seller, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right or Licensed Intellectual Property Right. Seller and the Purchased Subsidiary have taken commercially reasonable steps necessary to maintain the confidentiality of all Owned Intellectual Property Rights the value of which is contingent upon maintaining the confidentiality thereof. No such Owned Intellectual Property Right is known other than by, or has been disclosed other than to, employees, representatives and agents of Seller or the Purchased Subsidiary all of whom are bound by written confidentiality agreements substantially in the form previously disclosed to Buyer.

(f) All Owned Software was (i) developed by employees of Seller working within the scope of their employment or (ii) acquired in connection with acquisitions in which Seller obtained appropriate representations, warranties or indemnities from the transferring party relating to the title to such Company Software and any related Intellectual Property Rights.

(g) To the Knowledge of Seller, there are no defects, viruses, worms, Trojan horses or similar programs (“Malicious Code”) in any of the Owned Software or Licensed Software that would prevent such Owned Software or Licensed Software from performing in accordance with its user specifications, and Seller and the Purchased Subsidiary have taken commercially reasonable steps and implemented commercially reasonable procedures and technology to prevent Malicious Code in the Owned Software and Licensed Software. None of the software included in the Owned Software or, to the Knowledge of Seller, Licensed Software distributed by Seller or the Purchased Subsidiary in the conduct of the Business contains any software code that is licensed under any terms or conditions that require that any software be (i) made available or distributed in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (iv) redistributable at no charge.

(h) The IT Assets operate and perform in a manner that permits the Business to be conducted as currently conducted. To the Knowledge of Seller, no Person has gained unauthorized access to any of the IT Assets. Seller and the Purchased Subsidiary have implemented reasonable backup, security and disaster recovery technology consistent with industry practice.

Section 3.18. Insurance Coverage. Seller has furnished to Buyer a list of, and true and complete copies of, all insurance policies and fidelity bonds relating to the Purchased Assets, the Purchased Subsidiary or the assets and properties of the Purchased Subsidiary, the business and operations of the Business and its officers and employees. There is no claim by Seller or the Purchased Subsidiary pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and Seller and the Purchased Subsidiary have otherwise complied fully with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since January 1, 2008 and remain in full force and effect. Seller does not know of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds. After the Closing Seller and the Purchased Subsidiary shall continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing.

Section 3.19. Licenses and Permits. Section 3.19 of the Seller Disclosure Schedule correctly describes each license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the Purchased Subsidiary, Purchased Assets, the assets and properties of the Purchased Subsidiary or the Business (the “ Permits”) together with the name of the Governmental Authority issuing such Permit. Except as set forth in Section 3.19 of the Seller Disclosure Schedule, (i) the Permits are valid and in full force and effect, (ii) neither Seller nor the Purchased Subsidiary is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits and (iii) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby. Except as set forth in Section 3.19 of the Seller Disclosure Schedule, upon consummation of such transactions, Buyer will have all of the right, title and interest in all the Permits.

Section 3.20. Inventories. The inventories set forth in the Business Balance Sheet, Unaudited Full Year Financials, Unaudited Interim Financials, Audited Financials and Reviewed Financials were, and in the Monthly Financials will be when delivered, properly stated therein at the lesser of cost or fair market value determined in accordance with GAAP consistently maintained and applied by Seller. Since the Business Balance Sheet Date, the inventories related to the Business have been maintained in the ordinary course of business. All such inventories, as of the Closing, will be owned free and clear of all Liens. All of the inventories recorded in the Financial Statements consist of (or will consist of, when delivered), and all inventories related to the Business on the Closing Date will consist of, items of a quality saleable in the normal course of the Business consistent with past practices and are and will be in quantities sufficient for the normal operation of the Business in accordance with past practice. Except as set forth on Section 3.20 of the Seller Disclosure Schedule, no inventory of the Business is held on consignment or otherwise by third parties (including sellers). With respect to the Business, neither Seller nor the Purchased Subsidiary is in possession of any inventory not owned by it, including goods already sold.

Section 3.21. Receivables. All accounts, notes receivable and other receivables reflected in the Business Balance Sheet or the balance sheets contained in the Financial Statements are (or will be when delivered), and all accounts and notes receivable arising from or otherwise relating to the Business at the Closing Date will be, valid and genuine. No counterclaims, defenses or offsetting claims with respect to such accounts, notes receivables or other receivables are pending or, to Seller’s Knowledge, threatened. All accounts, notes receivable and other receivables arising out of or relating to the Business at the Business Balance Sheet Date have been included in the Business Balance Sheet, and all accounts, notes receivable and other receivables arising out of or relating to the Business as of the Closing Date will be included in the Closing Working Capital Statement, in accordance with GAAP applied on a consistent basis.

Section 3.22. Finders’ Fees. Except for Imperial Capital, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller, the Purchased Subsidiary, any of their respective direct or indirect equity holders or any of their respective Affiliates who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

Section 3.23. Employees. (a) Seller has provided to Parent a complete and accurate list of the following information for each employee of Seller providing services to the Business as of the date hereof, including each employee on leave of absence, non-active or layoff status (the “Business Employees”): name; job title; exempt or non-exempt status; full-time or part-time status; date of commencement of employment; base compensation or base wage rate; target bonus or incentive opportunity; active or inactive status, service credited for purposes of vesting and eligibility to participate under any Employee Plan or any other employee plan. Except for individuals providing services to the Business pursuant to the Existing Management Services Agreement, all employees of Seller and its Affiliates who have provided services to the Business are or were employed by Seller. No Business Employee has indicated to Seller that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or is otherwise unwilling to accept an offer of employment from Buyer.

(b) Section 3.23(b) of the Seller Disclosure Schedule contains a complete and accurate list of each independent contractor, consultant, agent or other individual non-employee providing services to the Business as of the date hereof (the “Business Contractors”). All independent contractors, consultants, agents or other individual non-employees who have provided services to the Business have done so pursuant to agreements or arrangements with Seller or the Purchased Subsidiary.

(c) Seller and the Purchased Subsidiary have complied in all material respects with Applicable Law relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and other similar requirements, the payment of social security and any similar Tax and occupational safety and health. Seller is not liable for the payment of any Tax, fines, penalties, or other amounts, however designated, for failure to comply with any Applicable Law related to the foregoing.

(d) Each individual who renders services to Seller or the Purchased Subsidiary in connection with the Business who has been classified by Seller as (i) an independent contractor or other non-employee status; (ii) an exempt or non-exempt employee; or (iii) a part-time, temporary or seasonal employee, has been properly so classified for all purposes. Seller or the Purchased Subsidiary has paid or properly accrued in the ordinary course of business all wages and compensation due to any current or former employees, including all overtime pay, paid time off, holidays or holiday pay and bonuses and has withheld all amounts required by Applicable Law or the terms of any Employee Plan to be withheld from the wages, salaries or other compensation of employees.

(e) Seller and the Purchased Subsidiary is in compliance in all material respects with the United States Immigration Reform and Control Act. Each Business Employee and Business Contractor has all work permits, immigration permits, visas or other authorizations required by Applicable Law given the duties and nature of such individual’s services and Section 3.23(e) of the Seller Disclosure Schedule sets forth a true and complete list of such work permits, immigration permits, visas or other authorizations currently held by such persons.

(f) Except as set forth in Section 3.23(f) of the Seller Disclosure Schedule, neither Seller nor the Purchased Subsidiary engages individuals through leasing or employment agencies. The Business Contractors are not covered by or entitled to benefits under any Employee Plan.

(g) (i) Seller and the Purchased Subsidiary have not been, and are not now, a party to any collective bargaining agreement or other labor contract covering employees providing services to the Business; (ii) there has not been, there is not presently pending or existing, and there is not threatened, any lockout, strike, slowdown, picketing, work stoppage or employee grievance process involving Seller or the Purchased Subsidiary; (iii) no event has occurred and no circumstance exists that could provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to the Knowledge of Seller, threatened against or affecting Seller any claim, investigation, action, suit or proceeding relating to the alleged violation of any Applicable Law pertaining to employment or labor matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Authority; (v) to the Knowledge of Seller, there has been no organizational activity by employees providing services to the Business and no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) no grievance or arbitration proceeding exists that might have an adverse effect upon Seller or the conduct of the Business; and (vii) since July 1, 2008, there has been no charge of discrimination filed against or threatened against Seller or the Purchased Subsidiary with the Equal Employment Opportunity Commission or similar Governmental Authority.

(h) Seller and the Purchased Subsidiary are in compliance in all material respects with the Worker Adjustment and Retraining Notification Act (the “WARN Act”) and all similar state or local laws. Neither Seller nor the Purchased Subsidiary have, within the past twelve months, caused (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more operating units within any site of employment at which the Business Employees are located or (ii) a “mass layoff” (as defined in the WARN Act), nor has Seller or the Purchased Subsidiary been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any state or local law similar to the WARN Act. Seller has not caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90-day period prior to the date of this Agreement.

(i) No Business Employee or Business Contractor (i) is bound by any Contract that purports to limit the ability of such individual to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (ii) is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects or will affect the ability of Buyer to conduct the Business as heretofore carried on by Seller.

Section 3.24. Employee Benefit Plans. (a) Section 3.24(a) of the Seller Disclosure Schedule contains a correct and complete list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, incentives, profit-sharing, equity or equity-based incentive or deferred compensation, paid time off benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is sponsored, maintained, administered or contributed to by Seller, any of Seller’s Affiliates or any of Seller’s ERISA Affiliates and covers any current or former employee, independent contractor, officer or director of the Business, or with respect to which Seller, any of Seller’s Affiliates or any of Seller’s ERISA Affiliates has any liability with respect to the Business. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto have been furnished to Buyer together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and Tax Return (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the “Employee Plans.”

(b) None of Seller, any of its ERISA Affiliates or any predecessor thereof sponsors, maintains, administers or contributes to, or has in the past sponsored, maintained, administered or contributed to, any Employee Plan subject to Title IV of ERISA. None of Seller, any ERISA Affiliate of Seller or any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA.

(c)  Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service; and Seller is not aware of any reason why any such determination letter should be revoked or not be issued. Seller has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan that is intended to be qualified under Section 401(a) of the Code. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by Applicable Law, including ERISA and the Code, that are applicable to such Employee Plan. No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Business, Buyer or any of its Affiliates of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(d) There is no current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for former or current employees of the Business, except as required to avoid excise tax under Section 4980B of the Code or the Applicable Law of a state.

(e) There is no Contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Business that, individually or collectively, could reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

(f) No Transferred Employee (as defined below) will become entitled to any bonus, retirement, severance, job security or similar benefit, or the enhancement of any such benefit, as a result of the transactions contemplated hereby.

(g) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of Seller, threatened against or involving, any Employee Plan before any arbitrator or any Governmental Authority.

(h) Except as set forth in Section 3.24(h) of the Seller Disclosure Schedule, the Purchased Subsidiary does not sponsor, maintain, administer or contribute to, and has not previously sponsored, maintained, administered or contributed to, any Employee Plans.

Section 3.25. Environmental Compliance. For purposes of this Section 3.25, the terms “Seller” and “Purchased Subsidiary” shall include any entity which is, in whole or in part, a predecessor of Seller and of the Purchased Subsidiary, respectively. (a)(i) In connection with or relating to the Purchased Subsidiary, Purchased Assets, the assets and properties of the Purchased Subsidiary, the Business or the Real Property, no notice, notification, demand, request for information, citation, summons or order has been received by Seller, the Purchased Subsidiary or any of their respective Affiliates, no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suit, proceeding or review is pending or, to Seller’s Knowledge, threatened by any Governmental Authority or other Person with respect to any matters relating to the Purchased Subsidiary, Purchased Assets, the assets and properties of the Purchased Subsidiary, the Business or the Real Property and relating to or arising out of any Environmental Law.

(ii) There are no liabilities arising in connection with or in any way relating to the Purchased Assets, the Purchased Subsidiary, the assets or property of the Purchased Subsidiary, the Business or, to the Knowledge of Seller, to the Real Property, of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law or a Hazardous Substance, and there are no facts, events, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability.

(iii) To the Knowledge of Seller, no polychlorinated biphenyls, radioactive material, lead, asbestos-containing material, incinerator, sump, surface impoundment, lagoon, landfill, septic, wastewater treatment or other disposal system or underground storage tank (active or inactive) is or has been present at, on or under any Real Property or in any Purchased Asset or asset or property of the Purchased Subsidiary.

(iv) No Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released by the Purchased Subsidiary or at, on or under any current or former Real Property by Seller.

(v) To the Knowledge of Seller, no Real Property nor any property to which Hazardous Substances are located on or resulting from the use of any Purchased Asset, asset or property of the Purchased Subsidiary or Real Property have been transported is listed or, to Seller’s Knowledge, proposed for listing on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state, local or foreign list of sites requiring investigation or cleanup.

(vi) In connection with the Purchased Assets, Purchased Subsidiary, Business and Real Property, Seller and the Purchased Subsidiary are in material compliance with all Environmental Laws and has and are in compliance with all Environmental Permits; such Environmental Permits are valid and in full force and effect and assuming the related Consents have been obtained prior to the Closing Date, are transferable and will not be terminated or impaired or become terminable as a result of the transactions contemplated hereby.

(b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which Seller has Knowledge in relation to any Purchased Asset, the Purchased Subsidiary or Real Property which has not been delivered to Buyer at least 10 days prior to the date hereof.

(c) None of the Purchased Assets or the Real Property or property owned, leased or operated by the Purchased Subsidiary is located in New Jersey or Connecticut.

Section 3.26. Related Party Transactions. Except as set forth in Section 3.26 of the Seller Disclosure Schedule, none of Seller, the Purchased Subsidiary or any of their respective Related Parties controls or is a director or executive officer of any Person that is a material buyer or seller of goods through the Business or a material supplier, lessor, lessee, debtor, creditor or competitor of the Business. Neither Seller nor the Purchased Subsidiary has made any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any Person of which any Related Party of Seller or the Purchased Subsidiary is an officer, director or employee or consultant or otherwise holds an interest in (except stock holdings solely for investment purposes in securities of publicly held and traded companies). No Related Party of Seller or the Purchased Subsidiary (a) owes any money to Seller or the Purchased Subsidiary (except for reimbursement of advances in the ordinary course of business consistent with past practice) or (b) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the Business.

Section 3.27. Questionable Payments; Export Compliance. (a) None of Seller, the Purchased Subsidiary, or any of the current or former members, equityholders, managers, directors, executives, officers, representatives, agents or employees of Seller or the Purchased Subsidiary (when acting in such capacity or otherwise on behalf of Seller or the Purchased Subsidiary or any of their respective predecessors), directly or indirectly: (i) has used or is using any funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977; (iv) has established or maintained, or is maintaining, any fund of monies or other assets that is unlawful or that has not been recorded in the books and records of Seller or the Purchased Subsidiary; (v) has made at any time any false or fictitious entries on the books and records of Seller or the Purchased Subsidiary; or (vi) made any contribution, gift, bribe, payoff, influence payment, kickback or other similar payment to any Person, private or public, regardless of form, whether in money, property or service that is a violation of any Applicable Law.

(b) Seller and the Purchased Subsidiary have at all times been in compliance with all requirements of any United States Governmental Authority relating to export controls and economic sanctions. Neither Seller nor the Purchased Subsidiary has conducted any activity with respect to its business or its assets, including the Business and the Purchased Assets, in violation of any laws relating to trade control, including, without limitation, the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Export Administration Regulations, the Trading with the Enemy Act or the various United States economic sanction and embargo programs codified in 31 C.F.R. Chapter V or in Executive Orders issued from time to time by the President of the United States, or any other United States export regulations. Neither Seller nor the Purchased Subsidiary has caused, permitted or allowed any other Person to conduct any such activity with respect to any of its business or assets, including the Business and the Purchased Assets. Neither Seller nor the Purchased Subsidiary is subject to any action of any Governmental Authority that would restrict its ability to engage in export transactions, bar it from exporting or otherwise limit its exporting activities or sales to governmental bodies. Except to the extent permitted under Applicable Law, neither Seller nor the Purchased Subsidiary has, directly or indirectly, sold any product or provided any service to or on behalf of, or otherwise engaged in any transaction with or involving, Cuba, Iran, Iraq, Libya, North Korea, Sudan, Syria or any Person identified on a United States government list. Section 3.27(b) sets forth a complete and detailed list of any and all disclosures, violations, fines and penalties that Seller and the Purchased Subsidiary have incurred due to any violations or any export control regulation enforced by any Governmental Authority.

Section 3.28. Investment Purpose; Accredited Investor; Inspections. (a) Seller acknowledges that the shares of Parent Common Stock and the Note to be delivered at the Closing, together with any shares of Parent Common Stock required to be issued in connection with any Earn-Out Payment (collectively, the “Securities”), have not been registered under the 1933 Act or under any state securities laws and may not be sold or transferred without compliance with applicable securities laws, pursuant to registration or exemption therefrom. Seller (i) is acquiring the Securities pursuant to an exemption from registration under the 1933 Act solely for Seller’s own account for investment with no present intention to distribute any of the Securities or any interest therein to any Person, (ii) will not sell or otherwise dispose of any of the Securities, except in compliance with the registration requirements or exemption provisions of the 1933 Act and any other applicable securities laws, (iii) has sufficient knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Securities and of making an informed investment decision and (iv) is an “accredited investor” (as that term is defined by Rule 501 of the 1933 Act). Seller acknowledges and agrees that the information referred to in Rule 502(b)(2)(ii) under the 1933 Act is publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system maintained by the SEC and Seller has reviewed and understands such information.

(b) Seller has been given the opportunity to ask questions of and receive answers from Parent concerning Parent, Buyer, the Securities and other related matters. Seller further represents and warrants to Parent and Buyer that it has been furnished with all information it deems necessary or desirable to evaluate the merits and risks of the acquisition of the Securities and that Parent has made available to such Seller or its agents all documents and information relating to an investment in the Securities requested by or on behalf of Seller. In evaluating the suitability of an investment in the Securities, Seller has not relied upon any other representations or other information (other than as contemplated by the preceding sentences) whether oral or written made by or on behalf of Parent. Without limiting the generality of the foregoing, Seller acknowledges that none of Parent, Buyer or any of their respective Affiliates makes any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Seller of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent or its subsidiaries or the future business and operations of Parent or its subsidiaries or (ii) any other information or documents made available to Seller or its counsel, accountants or advisors with respect to Parent or its subsidiaries or their respective businesses or operations, except as expressly set forth in this Agreement or the other Transaction Documents or in the case of fraud or intentional misrepresentation.

Section 3.29. Solvency. After giving effect to the transactions contemplated hereby and by the other Transaction Documents and after any distributions by Seller to its members or other equityholders of any Excluded Assets or Retained Businesses (whether in whole or in part), Seller (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liabilities on its debts as they become absolute and matured); (b) will have adequate capital and liquidity with which to engage in its business; and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured (including a reasonable estimate of the amount of all contingent liabilities). No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby and by the other Transaction Documents with the actual intent to hinder, delay or defraud either present or future creditors of Seller.

Section 3.30. Data Room. Except for those contracts set forth on Section 3.30 of the Seller Disclosure Schedule, of which true and correct copies have been physically or electronically delivered by Seller to Parent (or, in the case of oral contracts, of which true and correct written descriptions have been physically or electronically delivered by Seller to Parent or included in the appropriate Section of the Seller Disclosure Schedule), the on-line data room which was made available to Parent and Buyer and which is located at https://datasite.merrillcorp.com contains true, correct and complete copies of all Contracts related to the Business or the Purchased Assets (including the Purchased Subsidiary Contracts) which are in effect as of the Closing Date. At the Closing, Seller shall provide to Parent a CD or other electronic copy of the documents contained in such on-line data room.

Section 3.31. Other Information. None of (a) the representations and warranties made by Seller (taken together with the Seller Disclosure Schedule) in this Agreement or any other Transaction Document, (b) the data room described in Section 3.30 above or (c) any other documents or information delivered to Parent or Buyer by Seller or its Representatives in connection with the transactions contemplated by this Agreement or the other Transaction Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Subject to Section 13.03, except as disclosed in any Parent SEC Document filed after September 30, 2010 and before the date of this Agreement, each of Parent and Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date that:

Section 4.01. Existence and Power. Parent is a corporation, and Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of Delaware, with all powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Parent has heretofore made available to Seller true and complete copies of the certificate of incorporation and bylaws of Parent, and the certificate of formation and limited liability company operating agreement of Buyer, in each case as in effect as of the date of this Agreement (together with all amendments thereto).

Section 4.02. Authorization. (a) The execution, delivery and performance by Parent and Buyer of this Agreement, the other Transaction Documents to which it is or will be a party, and any other documents and instruments to be executed and delivered by Parent or Buyer pursuant hereto and thereto, and the consummation of the transactions contemplated hereby and thereby, are within the respective powers of Parent and Buyer and have been duly authorized by all necessary action on the part of Parent and Buyer. This Agreement and each of the other Transaction Documents to which it is or will be a party constitutes a valid and binding agreement of Parent and Buyer enforceable against Parent and Buyer in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) The Share Consideration and shares of Parent Common Stock, if any, to be issued and delivered to Seller as part of the Earn-Out Payments have been duly authorized and, when issued in accordance with the terms hereof, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens, other than restrictions imposed by applicable securities laws and the Shareholders’ Agreement, and shall not be subject to preemptive or similar rights of Parent’s shareholders.

Section 4.03. Ownership and Activities of Buyer. Parent, directly or indirectly, owns all of the issued and outstanding membership or other equity interests of Buyer. As of the date hereof and as of immediately prior to the Closing, except for obligations or liabilities incurred in connection with its organization and except for the transactions contemplated by this Agreement and the other Transaction Documents, Buyer has not and as of immediately prior to the Closing will not have engaged in any other business activities or incurred any other obligations or liabilities, or entered into any agreements or arrangements with any Person that would interfere with the transactions contemplated by this Agreement.

Section 4.04. Governmental Authorization. The execution, delivery and performance by Parent and Buyer of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated hereby require no material action by or in respect of, or material filing with, any Governmental Authority other than (a) in compliance with any applicable requirements of the HSR Act; (b) compliance by Parent with any applicable requirements of the 1934 Act and 1933 Act; and (c) filing by Parent of requisite NASDAQ notices and/or applications for the issuance and sale of the shares of Parent Common Stock hereunder.

Section 4.05. Noncontravention. The execution, delivery and performance by Parent and Buyer of this Agreement, the other Transaction Documents and any other documents and instruments to be executed and delivered by Parent or Buyer pursuant hereto and thereto, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate the certificate of incorporation or bylaws of Parent or the certificate of formation or limited liability company operating agreement of Buyer, (b) assuming compliance with the matters referred to in Section 4.04, violate any material Applicable Law or (c) require consent or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or Buyer or to a loss of any benefit to which Parent or Buyer is entitled under any provision of any agreement or other instrument binding upon Parent or Buyer.

Section 4.06. Financing. Buyer has, or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Cash Consideration and any other amounts to be paid by it hereunder.

Section 4.07. SEC Filings. (a) Parent has filed with or furnished to the Securities and Exchange Commission (“SEC”) all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by Parent since January 1, 2008 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Documents”).

(b) As of its filing date, each Parent SEC Document complied, and each Parent SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be. As of their respective dates of filing or, in the case of a registration statement under the 1933 Act, as of the date such registration statement is declared effective by the SEC, or, if amended, as of the date of the last such amendment, each Parent SEC Document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Document or necessary in order to make the statements in such Parent SEC Document, in light of the circumstances under which they were made, not misleading.

Section 4.08. Material Changes; No Undisclosed Liabilities. (a) Since the date of the last audited financial statements included within the Parent SEC Documents (the “Parent Balance Sheet”) and except as disclosed in a subsequent Parent SEC Document filed prior to the date of this Agreement, there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) There are no liabilities or obligations of Parent or any of its subsidiaries of any kind (contingent or otherwise) other than: (i) liabilities or obligations disclosed and provided for in the Parent Balance Sheet or in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the Parent Balance Sheet; (iii) liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents; (iv) liabilities not required to be reflected in Parent’s financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC; and (v) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.09. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents fairly present in all material respects, in conformity with GAAP (except in the case of unaudited interim financial statements, as permitted by Form 10- Q and Regulation S-X of the SEC) applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

Section 4.10. Litigation. As of the date hereof, there is no action, suit, investigation or proceeding pending against, or to the Knowledge of Parent, threatened against or affecting, Parent or Buyer before (or, in the case of threatened actions, suits, investigations or proceedings, that would be before) any Governmental Authority or arbitrator which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or the other Transaction Documents.

Section 4.11. Finders’ Fees. Except for RBC Capital Markets, LLC, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

Section 4.12. Other Information. None of the representations made by Parent or Buyer in this Agreement or any other Transaction Documents or in any other document or information delivered to Seller by Parent or Buyer or their Representatives in connection with the transactions contemplated by this Agreement or the other Transaction Documents contains any untrue statement of a material fact necessary in order to make the statements contained therein not misleading.

Section 4.13. Investment Purpose. The Purchased Subsidiary Interests are being acquired for investment with no present intention to distribute any of the Purchased Subsidiary Interests or any interest therein to any Person, and Buyer will not sell or otherwise dispose of any of the Purchased Subsidiary Interests, except in compliance with the registration requirements or exemption provisions of the 1933 Act and any other applicable securities laws.

ARTICLE 5
COVENANTS OF SELLER

Seller agrees that:

Section 5.01. Conduct of the Business. From the date hereof until the Closing Date, except as set forth in Section 5.01 of the Seller Disclosure Schedule, as expressly contemplated by this Agreement or the other Transaction Documents, as required by Applicable Law or Governmental Authority or as consented to in writing by Buyer, Seller shall, and shall cause the Purchased Subsidiary to, conduct the Business in the ordinary course consistent with past practice and use its reasonable best efforts to (i) preserve intact the present business organization of the Business, (ii) maintain in effect all foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations of the Business, (iii) keep available the services of the directors, officers and key employees of the Business and (iv) maintain satisfactory relationships with the buyers and sellers of goods through the Business and the lenders, suppliers and others having material business relationships of the Business. Without limiting the generality of the foregoing, except as set forth in Section 5.01 of the Seller Disclosure Schedule, as expressly contemplated by this Agreement or the other Transaction Documents, as required by Applicable Law or Governmental Authority or as consented to in writing by Buyer, Seller shall not, and shall cause the Purchased Subsidiary not to:

(a) incur any capital expenditures or any obligations or liabilities with respect to the Business, except for (i) those expenditures provided for in the budget set forth on Section 5.01 of the Seller Disclosure Schedule and (ii) any unbudgeted capital expenditures not to exceed $50,000 individually or $70,000 in the aggregate;

(b) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, a material amount of assets, securities, properties, interests or businesses for the conduct of the Business, other than supplies and inventory in the ordinary course of business in a manner that is consistent with past practice;

(c) sell, lease, license, sublicense, or otherwise transfer (including by way of dividend or distribution, other than distributions to members in the nature of quarterly tax distributions, in amounts and at times consistent with past practice), abandon or allow to lapse, or create or incur any Lien on, any Purchased Assets or assets or properties of the Purchased Subsidiary, other than (i) sales of inventory in the ordinary course of business consistent with past practice and (ii) as expressly required by the terms of any Contracts in effect at the date of this Agreement;

(d) other than in connection with actions permitted by Section 5.01(a) or Section 5.01(b), make any loans, advances or capital contributions to, or investments in, any other Person with respect to the Business, other than in the ordinary course of business consistent with past practice;

(e) create, incur, assume, suffer to exist or otherwise be liable with respect to any Indebtedness with respect to the Business or guarantees thereof other than business expenses incurred in the ordinary course of business and in amounts and on terms consistent with past practices;

(f) (i) enter into any Contract that would constitute a Material Contract if it had been entered into as of the date hereof, (ii) amend or modify in any respect or terminate (excluding terminations upon expiration of the term thereof in accordance with their terms) any existing Material Contract or any Contract that if in effect as of the date hereof would have been a Material Contract or (iii) otherwise waive, release or assign any material rights, claims or benefits of the Business;

(g) amend, alter, terminate or otherwise modify any inventory purchasing program with anticipated annual purchases of $1,000,000 or more or (except with respect to the China Business) enter into any new program related to the procurement of goods and other assets by the Business from manufacturers, vendors or similar seller counterparties in any one instance of more than $1,000,000 or $5,000,000 in the aggregate;

(h) fail to make any filing, pay any fee, or take any other action necessary to maintain the ownership, validity and enforceability of any material Owned Intellectual Property Right or Licensed Intellectual Property Right;

(i) enter into any transaction with any Related Party of Seller or the Purchased Subsidiary, except in the ordinary course of business as expressly required by the terms of any Related Party Agreement in effect at the date of this Agreement;

(j) accelerate the collection of any accounts receivable or delay the payment of any undisputed accounts payable of the Business;

(k)  fail to replenish inventories or supplies in the ordinary course of business;

(l) (i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any director, officer or employee of the Business or any Business Contractor, (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements with employees, officers or directors of the Business or any Business Contractor, (iii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director, officer or employee of the Business or any individual non-employee service provider to the Business, (iv) establish, adopt or amend (except as required by Applicable Law) any collective bargaining agreement or Employee Plan, (v) increase compensation, bonus or other benefits payable to any director, officer or employee of the Business or any Business Contractor or (vi) except as provided in Section 9.01(a), transfer the employment of any Business Employee to an entity other than Seller or the Purchased Subsidiary;

(m) make any change in any method of accounting or accounting practice of Seller or the Purchased Subsidiary with respect to the Business, except as required by concurrent changes in GAAP as agreed to by its independent public accountants;

(n) commence, settle, or offer or propose to settle, (i) any litigation, investigation, arbitration or proceeding or any other claim involving or against the Business or (ii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated by this Agreement or the other Transaction Documents;

(o) take any action that would make any representation or warranty of Seller hereunder, or omit to take any action necessary to prevent any representation or warranty of Seller hereunder from being, inaccurate in any respect at, or as of any time before, the Closing Date;

(p) amend the Seller Certificate of Formation, Seller LLC Agreement, Purchased Subsidiary Articles of Organization or Purchased Subsidiary Bylaws (whether by merger, consolidation or otherwise);

(q) issue or authorize the issuance of, deliver, sell, pledge or otherwise encumber or subject to any Lien, or transfer, any membership or other equity interests of Seller or any securities convertible into, or any rights, warrants or options to acquire, any such membership or other equity interests, or any Purchased Subsidiary Securities;

(r) (i) except for distributions to members in the nature of quarterly tax distributions in amounts and at times consistent with past practice, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its membership or other equity interests (including, in the case of the Purchased Subsidiary, the Purchased Subsidiary Interests) or (ii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any membership or other equity interests of Seller or any Purchased Subsidiary Securities;

(s) split, combine, sub-divide or reclassify any membership or other equity interests of Seller or any Purchased Subsidiary Interests;

(t) liquidate, dissolve or effect a merger, recapitalization or reorganization in any form of transaction;

(u) make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement or any other agreement or arrangement with any Taxing Authority, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, in each case, with respect to the Business, the Purchased Subsidiary, the Purchased Assets or any assets or properties of the Purchased Subsidiary; or

(v)  agree, resolve or commit to do any of the foregoing.

Section 5.02. Access to Information. (a) From the date hereof until the Closing Date, subject to Section 7.04, Seller will, and will cause the Purchased Subsidiary to, (i) give Parent, Buyer and their respective counsel, financial advisors, auditors and other authorized Representatives reasonable access to the offices, properties, books and records of Seller and the Purchased Subsidiary relating to the Business, (ii) furnish to Parent, Buyer and their respective counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Business as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of Seller and the Purchased Subsidiary to cooperate with Parent and Buyer in their investigation of the Business. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller and the Purchased Subsidiary. No investigation by Parent or Buyer or other information received by Parent or Buyer shall operate as a waiver by either Parent or Buyer or otherwise affect any representation, warranty or agreement given or made by Seller hereunder.

(b) On and after the Closing Date, subject to Section 7.04, Seller will afford promptly to Parent, Buyer and their respective Representatives reasonable access to its books of account, financial and other records, information, employees and auditors, and will request that its independent accountant furnish its workpapers to Parent and Buyer, in each case to the extent necessary or useful for Parent or Buyer in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Business (subject to providing such assurances, releases, indemnities or other agreements as accountants may customarily require in such circumstances); provided that any such access by Parent or Buyer shall not unreasonably interfere with the conduct of the business of Seller. Parent and Buyer shall bear all of the out-of-pocket costs and expenses (excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with Parent’s or Buyer’s exercise of the foregoing rights under this Section 5.02.

(c) Except as set forth in Section 8.02 with respect to Tax records, Seller shall maintain the books and records retained by it and relating to the Business for at least five years after which Seller will have the right to destroy such books and records in its sole discretion, subject to the requirements of Applicable Law; provided that Seller shall give Buyer advance written notice of any such proposed destruction and shall provide Buyer with a reasonable opportunity to request and take delivery of any such books and records.

Section 5.03. Notices of Certain Events. Seller shall promptly notify Parent and Buyer of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the other Transaction Documents;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or the other Transaction Documents;

(c) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge threatened against, relating to or involving or otherwise affecting Seller, the Purchased Subsidiary, the assets or properties of the Purchased Subsidiary, or the Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or that relate to the consummation of the transactions contemplated by this Agreement or the other Transaction Documents;

(d) the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of Parent and Buyer to effect the other transactions contemplated by this Agreement not to be satisfied;

(e) the damage or destruction by fire or other casualty of any Purchased Asset or any asset or property of the Purchased Subsidiary or part thereof or in the event that any Purchased Asset, asset or property of the Purchased Subsidiary, or part thereof becomes the subject of any proceeding or, to the Knowledge of Seller, threatened proceeding for the taking thereof or any part thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action; and

(f) any breach of a representation or warranty of Seller in this Agreement or failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, in any such case, which, individually or in the aggregate, would reasonably be expected to result in any condition to the obligations of Parent and Buyer to effect the transactions contemplated by this Agreement not to be satisfied;

provided, however, that the delivery of any notice pursuant to this Section 5.03 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

Section 5.04. Certain Insurance Matters. Prior to the Closing, Seller shall, and shall cause its Affiliates to, maintain insurance policies for the Purchased Subsidiary, the Business, the Purchased Assets and the assets and properties of the Purchased Subsidiary in an amount and scope consistent with any such insurance policies in effect as of the date hereof if reasonably available. With respect to any loss, liability or damage relating to, resulting from or arising out of the conduct of the Business prior to the Closing, for which Seller or any of its Affiliates would be entitled to assert, or cause any other Person to assert, a claim for recovery under any policy of insurance in respect of the Purchased Subsidiary, the Business or any Purchased Asset or asset or property of the Purchased Subsidiary, Seller, at the request of Parent, will use its reasonable best efforts to assert, or cause to be asserted, one or more claims under such policy of insurance covering such loss, liability or damage and, subject to the consummation of the Closing, pay all amounts received in respect of such claims to Buyer. For the avoidance of doubt, the parties hereto agree that all proceeds received by Seller or any of its Affiliates from insurance policies for losses in respect of the Purchased Subsidiary, the Business or any Purchased Asset or asset or property of the Purchased Subsidiary occurring prior to the Closing, shall constitute Purchased Assets.

Section 5.05. Wind Down of Retail Store Business. (a) Immediately after the Closing, Seller shall commence winding down all retail sales operations of the Retail Store Business and shall cease all retail sales operations of the Retail Store

Business as soon as reasonably practicable after the Closing, but no later than 120 days after the Closing Date (the “Retail Store Wind Down Period”). In connection with winding down the operations of the Retail Store Business, Seller shall hold a “going-out-of-business” sale for the purpose of liquidating the inventory of the Retail Store Business. The Retail Store Wind Down Period shall expire promptly following the end date for the “going-out-of-business” sale. If Seller reasonably determines that additional inventory is needed for the “going-out- of-business” sale event, Parent and Seller shall mutually agree on the terms and conditions on which Parent (or one or more of its Affiliates) will sell goods to Seller for resale by Seller at the “going-out-of-business” sale event.

(b) From and after the date hereof, without Buyer’s prior written consent, Seller shall not sell, assign, sublease, license or otherwise transfer any the assets, properties and rights owned, held or used in the Retail Store Business (including (i) Seller’s lease, sublease or license to, or other interest in, the retail store located at 1000 East Moore Lake Drive, Fridley, Minnesota 55435 and (ii) any and all inventory and personal property (including equipment, fixtures and fittings) related to the Retail Store Business) to any Person that, directly or indirectly, conducts activities competitive with or similar to the Business.

Section 5.06. Financial Information. (a) Seller shall deliver to Parent the Audited Financials, the Reviewed Financials and the PwC Review Report as soon as reasonably practicable following the date hereof and, in any event, not later than five Business Days prior to the Closing Date.

(b) Seller shall deliver to Parent (i) as soon as reasonably practicable, and not later than eight Business Days, after the last calendar day of each month following the date of this Agreement (such day, the “Month End Date”), the unaudited balance sheet of the Business as of the most recent Month End Date, and the related unaudited summary of operations statement, statement of cash flows and statement of member equity for (A) the month ended as of the most recent Month End Date and (B) the period from January 1, 2011 to and including the most recent Month End Date (the financial statements referred to in clause (i) of this Section 5.06(b), collectively, the “Monthly Financials”) and (ii) as soon as reasonably practicable following the Closing Date, the Retained Business Financials.

(c) From and after the date hereof, Seller shall cooperate with Parent and use its commercially reasonable efforts to provide or cause to be provided to Parent after the Closing Date such financial information regarding the Business that is required to be included in the financial reports and other public disclosures of Parent pursuant to Regulations S-X and S-K promulgated under the 1933 Act and the 1934 Act in connection with the transactions contemplated hereby. Such financial information shall be prepared in accordance with GAAP, including all required footnotes, and in compliance with the requirements for the form and substance of financial statements (including the periods to be covered) set forth in

Regulation S -X and be provided in a timely manner and, in any event, no later than 60 days after the Closing Date. Without limiting the generality of the foregoing, at Parent’s expense, Seller shall use its commercially reasonable efforts to cause its independent auditors to perform an audit of such financial information and to deliver to Parent their report thereon in a timely manner following the Closing, together with any consents required to use or disclose such report. All out-of-pocket costs and expenses incurred in connection with the preparation, review and audit of such information shall be paid by Parent. Seller consents to the use by Parent of all such information provided solely for the purposes specified in this Section 5.06(c).

Section 5.07. Cooperation Regarding Release of Liens. Seller shall provide all assistance reasonably requested by Parent or Buyer in connection with obtaining, effective at or as soon as possible following the Closing, appropriate termination statements under the Uniform Commercial Code (or equivalent documents pursuant to Applicable Law), payoff letters and other instruments, in connection with the release of security interests or other Liens against or relating to any of the Purchased Assets.

Section 5.08. Delivery of Post-Closing Correspondence. Following the Closing, Seller shall promptly forward to Buyer any mail (including electronic mail) and other correspondence that Seller or any of its Affiliates receives after the Closing Date that relates to the Purchased Assets, any assets or properties of the Purchased Subsidiary, the Purchased Subsidiary or the Business or is otherwise intended for the owner of the Purchased Assets, the assets or properties of the Purchased Subsidiary, the Purchased Subsidiary or the Business.

Section 5.09. No Solicitation. Seller agrees that it shall, and shall cause WGD, Inc., and each of its and their respective Affiliates and Representatives (including the Purchased Subsidiary) to, immediately cease and cause to be terminated all existing discussions, negotiations and communications with any Person concerning any merger, sale of assets, acquisition, business combination, change of control or other similar transaction involving all or a portion of Seller or the Purchased Subsidiary, and Seller shall request the return of all confidential information provided to any Person pursuant to a confidentiality agreement or otherwise in connection with such discussions, negotiations or communications. During the period beginning on the date hereof and ending on the first to occur of (a) the Closing and (b) the termination of this Agreement pursuant to Section 12.01, neither Seller nor WGD, Inc., or any of their respective Affiliates or Representatives (including the Purchased Subsidiary) shall, directly or indirectly, solicit inquiries or proposals from, or provide any information to, or participate in any discussions or negotiations with, any Person (other than Parent and Buyer and their respective Representatives) concerning any merger, sale of assets, acquisition, business combination, change of control or other similar transaction involving all or a portion of Seller or the Purchased Subsidiary. Seller shall promptly notify Parent after receipt of any proposal, or any inquiries indicating that any Person is considering making or wishes to make a proposal, concerning any merger, sale of assets, acquisition, business combination, change of control or other similar transaction involving all or a portion of Seller or the Purchased Subsidiary, identifying such Person and the terms thereof.

Section 5.10. Termination of Seller Credit Facility; Release of Liens. (a) At or prior to the Closing, Seller shall terminate, or cause to be terminated, the Seller Credit Facility, and shall cause the full release of all Liens granted pursuant thereto (or pursuant to any Credit Document, as defined in the Seller Credit Facility) on the Purchased Assets or any assets and properties of the Purchased Subsidiary; provided that the foregoing shall not prohibit Seller from cash collateralizing the obligations of Seller in respect of letters of credit outstanding under the Credit Facility immediately prior to the Closing in an amount at least equal to the aggregate amount of the obligations in respect of such letters of credit so long as (i) it would not affect or otherwise impair in any way the full release of all Liens contemplated above and (ii) no cash held or used by the Business will be used to collateralize such letters of credit. To the extent that any borrowings, accrued interest or other amounts are due and outstanding under the Seller Credit Facility at the time of such termination, Seller shall, subject to the proviso in the immediately preceding sentence, be responsible for the payment of such amounts and shall make such payment prior to or concurrently with such termination.

(b) At or prior to the Closing, Seller shall take all action necessary to cause the condition set forth in Section 10.02(f) to be satisfied as of Closing.

Section 5.11. Post-Closing Payments on Purchased Assets. From and after Closing, Seller shall promptly pay over to Buyer any amounts received by Seller or any of its Affiliates in respect of the Purchased Assets or in respect of which Buyer is otherwise entitled to under this Agreement, including any amounts received in respect of accounts receivable included in the Purchased Assets or in respect of any inventory sold by the Business after Closing.

Section 5.12. Post -Closing Check Writing Authority. Seller shall take all action necessary to ensure that, from and after Closing, one or more individuals designated by Parent shall have the sole and exclusive check writing and cash disbursement authority with respect to each bank account of Seller used or held for use in the Business other than the bank account of Brand Name Deals with M&I Bank; provided that to the extent that any amounts are deposited into any such bank account after the Closing that would constitute an Excluded Asset or to which Buyer would not otherwise be entitled to under this Agreement (including amounts received in respect of accounts receivables related solely to the Retained Businesses or in respect of inventory sold by the Retained Businesses), Parent shall promptly cause such amounts to be paid over to Seller.

ARTICLE 6
COVENANTS OF PARENT AND BUYER

Parent and Buyer agree that:

Section 6.01. Access. Subject to Seller’s compliance with its obligations under Section 7.04, on and after the Closing Date, upon request, Buyer will afford Seller and its agents reasonable access to its properties, books, records, employees and auditors in connection with the Business (a) to the extent necessary to permit Seller to determine any matter relating to its rights and obligations hereunder or to permit Seller or any of its Affiliates to comply in a timely fashion consistent with past practice with their accounting or auditing obligations with respect to any period ending before the Closing Date with respect to the Business and (b) in connection with any action, suit, claim, investigation or proceeding related to either the Excluded Assets, Excluded Liabilities or Purchased Subsidiary Liabilities or the conduct of the Business or the ownership of the Purchased Subsidiary, the Purchased Assets or the assets or properties of the Purchased Subsidiary prior to the Closing for which Seller has retained liability under this Agreement; provided that any such access by Seller or such Affiliate shall not unreasonably interfere with the conduct of the business of Buyer or any of its Affiliates. Seller shall bear all of the out-of-pocket costs and expenses (excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with Seller’s exercise of the foregoing rights under this Section 6.01.

Section 6.02. Listing of Parent Common Stock. Parent shall take all necessary action to cause (a) the Share Consideration to be approved for listing on NASDAQ, subject to official notice of issuance, promptly following the Closing and (b) the shares of Parent Common Stock, if any, to be issued and delivered to Seller as part of any Earn-Out Payments to be approved for listing on NASDAQ, subject to official notice of issuance, on or prior to the issuance of such shares.

Section 6.03. Administration of Warranty Obligations. Following the Closing Date, Buyer shall administer Seller’s warranty obligations and customer return obligations relating to the sale of inventory by the Business prior to the Closing Date; provided, however, that nothing in this Section 6.03 shall limit or affect any party’s liability related to such warranty obligations and customer return obligations pursuant to Sections 2.03(g) and 2.04(a).

ARTICLE 7
COVENANTS OF PARENT, BUYER AND SELLER

Parent, Buyer and Seller agree that:

Section 7.01. Reasonable Best Efforts; Further Assurances. (a) Subject to the terms and conditions of this Agreement, each of Parent, Buyer and Seller will, and Seller shall cause the Purchased Subsidiary to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or desirable under Applicable Laws to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement. Seller, Parent and Buyer agree to, and Seller shall cause the Purchased Subsidiary to, execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer ownership of the Purchased Subsidiary Interests and good and marketable title to the other Purchased Assets.

(b) If any objections are asserted with respect to the transactions contemplated by this Agreement and the other Transaction Documents under any antitrust Law or if any action, suit or other proceeding is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any antitrust Law or other Applicable Law, each of Parent, Buyer and Seller shall, and Seller shall cause the Purchased Subsidiary to, use its respective reasonable best efforts promptly to resolve such objections; provided that nothing in this Agreement (including this Section 7.01) shall require any party or any of its Affiliates to (and, without the prior written consent of Parent, Seller shall not, and shall cause the Purchased Subsidiary not to) (A) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby, (B) divest or otherwise hold separate (including by establishing a trust or otherwise), or take any other action (or otherwise agreeing to do any of the foregoing) with respect to the Business, the Purchased Subsidiary or the Purchased Assets or assets or properties of the Purchased Subsidiary or, or in the case of Parent and Buyer, any assets or business of Parent, Buyer or any of their respective Affiliates or (C) litigate or participate in the litigation of any proceeding, whether judicial or administrative, brought by any Governmental Authority or other Person.

(c) In furtherance and not in limitation of the foregoing, each of Parent and Seller shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable (and in any event within 10 Business Days of the date hereof) and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. The filing fees required to be paid in connection with required filings under the HSR Act will be paid by Buyer.

(d) In furtherance and not in limitation of the foregoing, as promptly as practicable after the date of this Agreement, Seller shall, and shall cause the Purchased Subsidiary to, use its reasonable best efforts to give all necessary notices to, and obtain all consents, waivers and approvals from, any parties to any Contract (including any Purchased Subsidiary Contract) that may be required in connection with the transactions contemplated by this Agreement and the other Transaction Documents, including the Consents, and Parent and Buyer shall reasonably cooperate with Seller or the Purchased Subsidiary, as applicable, to give or obtain such notices, consents, waivers and approvals; provided, however, that neither Parent nor Buyer will be required to compensate any Person or offer or grant any accommodation (financial or otherwise) to any Person in connection therewith; and, provided, further, that neither Seller, nor the Purchased Subsidiary, nor any of their respective Affiliates shall, without Parent’s prior written consent, grant any waiver, make any concession or otherwise amend or alter any terms of any Contract in order to obtain any consent, waiver or approval. Parent shall be provided with a reasonable opportunity to review and comment on all materials to be used by Seller or the Purchased Subsidiary (or any of their respective Affiliates) in connection with the giving or obtaining such notices, consents, waivers and approvals. Seller shall promptly upon their receipt make available to Parent copies of any and all substantive correspondence between Seller, the Purchased Subsidiary or any of their respective Affiliates and the party to any such Contract (or its Representatives) relating to any such notice, consent, waiver or approval or the transactions contemplated hereby. At all times prior to the Closing, Seller shall keep Parent reasonably informed of the status of obtaining the Consents. To the extent that, in connection with obtaining a third party's Consent under any Contract, one or more of the parties hereto enter into an agreement with such third party that provides for an allocation of liability among the parties hereto with respect to such Contract that is inconsistent with the terms of this Agreement, the parties agree that, as among themselves, the provisions of this Agreement shall control.

(e) Parent, Buyer and Seller shall, to the extent permitted by Applicable Law, have the right to review in advance, and each will consult the other on, any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. Parent, Buyer and Seller shall, to the extent permitted by Applicable Law, (i) promptly advise the other of the receipt of any substantive communication from a Governmental Authority with respect to the transactions contemplated hereby, (ii) provide the other with a reasonable opportunity to participate in the preparation of any response thereto and to review any such response prior to the filing or submission thereof and (iii) provide the other with the opportunity to participate in any meetings or substantive telephone conversations that such party or its Affiliates or any of their respective Representatives may have from time to time with any Governmental Authority with respect to the transactions contemplated by this Agreement and the other Transaction Documents.

(f) Seller hereby constitutes and appoints, effective as of the Closing Date, Buyer and its successors and assigns as the true and lawful attorney of Seller with full power of substitution in the name of Buyer, or in the name of Seller but for the benefit of Buyer, to collect for the account of Buyer any items of Purchased Assets. Buyer shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

Section 7.02. Certain Filings and Third Party Consents. Seller and Parent shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Contracts, Permits or any other Purchased Assets or assets or properties of the Purchased Subsidiary, in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 7.03. Public Announcements. The parties agree to issue a joint press release with respect to the announcement of this Agreement and the transactions contemplated hereby (the “Joint Release”). Parent shall prepare the initial draft of the Joint Release, provide Seller with a reasonable opportunity to review such release and comment thereon, and consider any such comments of Seller in good faith before such Joint Release is issued. Other than as provided in the preceding sentence with respect to the Joint Release, the parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby and, except for any press releases and public statements the making of which may be required by Applicable Law or any listing agreement with any national securities exchange, Parent and Buyer shall not issue any such press release or make any such public statement prior to such consultation and Seller shall not issue any such press release or make any such public statement without the prior consent of Parent; provided, however, that if disclosure is required by Applicable Law, Parent, Buyer and Seller shall, to the extent reasonably possible, provide the other parties with prompt notice of such requirements prior to making any disclosure so that such other parties may seek an appropriative protective order; provided, further, that after the transactions contemplated hereby have been announced, Parent shall be entitled to respond to questions in the ordinary course or issue any press release or make any other public statement that, in each case, is consistent with any public statement previously issued or made by Parent in accordance with the provisions of this Section 7.03.

Section 7.04. Confidentiality. (a) All information provided or made available to Parent, Buyer, their Affiliates or any of their respective Representatives pursuant to this Agreement or any of the other Transaction Documents or in connection with the transactions contemplated thereby shall be subject to the confidentiality agreement dated January 18, 2011 between Parent and Seller (the “Confidentiality Agreement”), which agreement (i) shall remain in full force and effect for the benefit of Seller through the Closing with respect to information relating to the Business, the Purchased Assets, the Purchased Subsidiary, the assets and properties of the Purchased Subsidiary, and the Assumed Liabilities and (ii) shall thereafter remain in full force and effect for a period of three years (A) for the benefit of Seller but solely in respect of any confidential or proprietary information to the extent relating to any Retained Business (and not to any part of the Business) disclosed by Seller to Parent or any of its Affiliates in connection with the transactions contemplated hereby and (B) for the benefit of Parent but solely in respect of any confidential or proprietary information to the extent relating to Parent or its Affiliates disclosed by Parent or any of its Affiliates to Seller or any of its Affiliates. In the event this Agreement is terminated pursuant to Section 12.01 prior to the Closing, the Confidentiality Agreement shall survive such termination of this Agreement in accordance with its terms.

(b) After the Closing, Seller and its Affiliates will hold, and will cause their respective Representatives to hold, in confidence, unless compelled to disclose by Applicable Law (so long as, to the extent legally permissible, Seller provides Buyer with reasonable prior notice of such disclosure and a reasonable opportunity to contest such disclosure), all confidential documents and information concerning the Business (including information relating to contractual relationships (and the terms thereof) of the Business), except to the extent that the information can be shown to have been in the public domain through no fault of any of Seller, its Affiliates or any of their respective Representatives. The obligation of Seller, its Affiliates and their respective Representatives to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

Section 7.05. Trademarks; Tradenames. (a) Effective as of the Closing, Seller shall change its legal name so as not to include any Seller Mark and (b) from and after the Closing, Seller shall cease all uses of any trademark, service mark or other source identifier that includes any Seller Mark. For purposes of this Section 7.05, “Seller Mark” means the term “Jacobs Trading” and any trademark, service mark or other source identifier that includes such term, is a derivative thereof or is confusingly similar thereto.

Section 7.06. WARN Act. The parties agree to cooperate in good faith to determine whether any notification may be required under the WARN Act or any similar state or local law as a result of the transactions contemplated by this Agreement. Buyer will be responsible for providing any notification that may be required under the WARN Act of any similar state or local law with respect to any Transferred Employees. Seller will be responsible for providing any notification that may be required under the WARN Act or any similar state or local law with respect to any employees of the Business that are not Transferred Employees.

Section 7.07. Inventory Count. Seller shall take or cause to be taken a physical count of the quantities of inventory included in the Purchased Assets and, to the extent applicable, held by the Purchased Subsidiary, adjusted for changes through 11:59 p.m. on the day immediately preceding the Closing Date (the “Inventory Count”). The Inventory Count shall be conducted, and representatives of Parent, including Parent’s independent accountants at Ernst & Young LLP, may observe the Inventory Count being conducted, in accordance with the procedures and instructions set forth in Section 7.07 of the Seller Disclosure Schedule and such other procedures and instructions as may be agreed to by Parent and Seller; provided that the Inventory Count shall commence immediately following the completion of the last month end invoicing and merchandise receiving that is completed prior to the Closing (e.g., if the Closing were to occur on October 3, 2011, the Inventory Count would commence immediately after the completion of the August 2011 month end invoicing and merchandise receiving). The valuation of the Inventory Count shall be computed in a manner that is consistent with the method historically used by Seller to value its inventory during its year-end book closing process. Seller shall take all action necessary to complete the Inventory Count prior to the Closing. The results of the Inventory Count shall be used for the purposes of the calculation of Closing Working Capital.

ARTICLE 8
TAX MATTERS

Section 8.01. Tax Matters. Seller hereby represents and warrants to Parent and Buyer that:

(i) Each of Seller and the Purchased Subsidiary has timely paid all Taxes which will have been required to be paid on or prior to the date hereof, the non-payment of which would result in a Lien on any Purchased Asset or any asset or property of the Purchased Subsidiary, would otherwise adversely affect the Business or would result in Buyer becoming liable or responsible therefor.

(ii) Seller has established, in accordance with GAAP applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay, all Taxes which arise from or with respect to the Purchased Subsidiary, the Purchased Assets, the assets or properties of the Purchased Subsidiary or the operation of the Business and are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien on any Purchased Asset or any asset or property of the Purchased Subsidiary, would otherwise adversely affect the Business or would result in Buyer becoming liable therefor.

(iii) (x) All material Tax Returns filed or required to be filed with any Governmental Authority by the Purchased Subsidiary have been filed when due in accordance with all Applicable Laws (taking into account extensions); (y) such Tax Returns were true and complete in all material respects; and (z) all Taxes (whether or not shown as due and payable on any such Tax Return) required to be paid by the Purchased Subsidiary have been timely paid, or withheld and remitted, to the appropriate Governmental Authority.

(iv) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Knowledge of Seller, threatened against the Purchased Subsidiary in respect of any material Taxes.

(v) No statute of limitations in respect of a material Tax Return has been waived in writing and no agreement to any extension of time with respect to a material Tax assessment or deficiency has been made in writing, in each case by the Purchased Subsidiary or by any of its Affiliates with respect to the operations of the Purchased Subsidiary or the Business.

(vi) Neither the Purchased Subsidiary (nor any of its Affiliates) has received written notice from, and to the Knowledge of Seller, no notice has been threatened by, any Governmental Authority in a jurisdiction where no Tax Return is filed by the Purchased Subsidiary that the Purchased Subsidiary is or may be subject to taxation in that jurisdiction.

(vii) The Purchased Subsidiary has never participated in any “listed” transaction, as defined in Treasury Regulations Section 1.6011-4(b)(2).

(viii) No election has been made under Treasury Regulations Section 301.7701-3 or any similar provision of Tax law to treat the Purchased Subsidiary as an association or corporation.

Section 8.02. Tax Cooperation; Allocation of Taxes. (a) Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business, the Purchased Subsidiary, the Purchased Assets and the assets and properties of the Purchased Subsidiary (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Buyer and Seller shall retain all books and records with respect to Taxes pertaining to the Purchased Subsidiary, the Purchased Assets and the assets and properties of the Purchased Subsidiary for a period of at least six years following the Closing Date. On or after the end of such period, each party shall provide the other with at least 10 days’ prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets, Purchased Subsidiary, the assets and properties of the Purchased Subsidiary or the Business.

(b) All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and Buyer based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period after the Closing Date. Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such taxes that is attributable to such portion of the applicable taxable period after the Closing Date.

(c) All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be borne by Seller. Transfer Taxes shall be timely paid and all applicable filings, reports and returns shall be filed as provided by Applicable Law. Buyer and Seller shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.

(d) Apportioned Obligations and Transfer Taxes described in Section 8.02(c) shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by Applicable Law. The paying party shall be entitled to reimbursement from the non-paying party in accordance with Section 8.02(b) or 8.02(c), as the case may be. Upon payment of any such Apportioned Obligation or Transfer Tax, the paying party shall present a statement to the non -paying party setting forth the amount of reimbursement to which the paying party is entitled under Section 8.02(b) or (c), as the case may be, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement. Any payment not made within such time shall bear interest at the rate set forth in Section 2.09(b) for each day until paid.

Section 8.03. Straddle Tax Period. In the case of any Taxes (other than Transfer Taxes) that are payable for a Straddle Tax Period, the portion of such Tax attributable to a Pre-Closing Tax Period shall (x) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax, shall equal the portion of such Tax that would have been payable if the relevant Tax period ended on and included the Closing Date. All determinations necessary to give effect to the allocation set forth in the foregoing clause (y) shall be made in a manner consistent with prior practice of the Purchased Subsidiary. Notwithstanding the forgoing, items attributable to any action taken by Buyer or the Purchased Subsidiary on the Closing Date but after the Closing that is not in the ordinary course of business and not contemplated by this Agreement will not be attributable to a Pre-Closing Tax Period.

Section 8.04. Tax Returns. (a) Seller shall timely prepare and file, or cause to be prepared and filed, all Tax Returns that are required to be filed by the Purchased Subsidiary on or before the Closing Date. All such Tax Returns shall be prepared in a manner consistent with the prior practice of the Purchased Subsidiary.

(b) Except as set forth in Section 8.02(c), Buyer and the Purchased Subsidiary shall prepare and file, or cause to be prepared and filed, all Tax Returns that include a Pre-Closing Tax Period and are required to be filed by the Purchased Subsidiary after the Closing Date. All such returns shall be prepared in a manner consistent with the prior practice of the Purchased Subsidiary. Buyer shall permit Seller to review and comment on each such Tax Return prior to filing it, to the extent it relates to any Pre-Closing Tax Period and could result in a Tax liability for which Seller would be responsible. Buyer agrees to reasonably and in good faith consider the revisions to such Tax Returns that are requested by Seller.

Section 8.05. Tax Contests. Buyer, Parent and Seller agree to cooperate with each other to the extent reasonably required after the Closing Date in connection with any audits and other proceedings (including Tax contests) relating to any Straddle Tax Period or Pre-Closing Tax Period of the Purchased Subsidiary conducted by a Governmental Authority (each, a “Tax Contest”). Promptly (but no more than 20 days) after Buyer, the Purchased Subsidiary or any of their respective Affiliates receives notice of any Tax Contest, Buyer shall notify Seller in writing of the Tax Contest. If Seller’s Tax liability could be affected by the Tax Contest or if Seller could have an indemnification obligation under this Agreement with respect thereto, Seller shall have the right to conduct and control the defense of the Tax Contest at its expense, and Buyer and the Purchased Subsidiary shall provide Seller with all necessary powers of attorney and other necessary documents and assistance to allow Seller to effectively conduct and control such defense. Seller shall not be responsible for any Taxes to the extent attributable to any action taken by Buyer or, after the Closing, the Purchased Subsidiary with respect to any Tax Contest without Seller’s written consent (not to be unreasonably withheld). This Section 8.05, rather than Section 11.03, shall govern the control of all Third Party Claims that relate to Taxes of the Purchased Subsidiary.

ARTICLE 9
EMPLOYEE BENEFITS

Section 9.01. Employees and Offers of Employment. (a) Following the date hereof and prior to the Closing, upon request Seller shall promptly provide Buyer with an updated version of Section 3.23(a) of the Seller Disclosure Schedule reflecting changes from the version of such schedule attached to this Agreement. Subject to any restrictions under Applicable Law, Seller will provide Parent and Buyer with reasonable access to Seller’s personnel and employment records for the purpose of preparing for and conducting employment interviews with Business Employees. Such access will be provided during normal business hours after reasonable prior notice to Seller. Buyer is not obligated to hire or assume any Business Employee but may interview all Business Employees for possible employment. Any offer of employment, as determined by Buyer in its sole discretion, to any Business Employee shall be made at least five days prior to Closing. Not less than three days prior to Closing, Buyer will provide Seller with a list of (i) Business Employees to whom Buyer has made a Qualifying Offer that has been accepted to be effective on the Closing Date (the “Transferred Employees”) and (ii) those Business Employees to whom Buyer has not made Qualifying Offers or who have not accepted Buyer’s Qualifying Offer. Seller shall take all steps necessary such that no individual is employed by the Purchased Subsidiary immediately prior to the Closing. Effective immediately before the Closing, Seller will terminate the employment of each Business Employee who received a Qualifying Offer and agrees to not rehire any Business

Employee who received a Qualifying Offer for a period of one year following the Closing Date, unless he or she is terminated by Buyer. Seller will not take, and will cause each of its subsidiaries not to take, any action that would impede, hinder, interfere or otherwise compete with Buyer’s effort to hire any Transferred Employees; and Seller shall not enforce against any Transferred Employee who becomes employed by Buyer as of the Closing Date any non-compete or similar contractual obligations or forfeiture provisions that would restrict or prohibit such employee’s employment with Buyer. All offers of employment are subject to and contingent upon the Closing, Buyer shall not assume responsibility for any Transferred Employee until such employee commences employment with Buyer. A “Qualifying Offer” is an offer of employment from Buyer providing for comparable (i) duties, (ii) base salary and (iii) bonus opportunity, to be performed at said Business Employee’s current work location.

(b) It is understood and agreed that (i) Buyer’s expressed intention to extend offers of employment as set forth in this Section 9.01 shall not constitute any commitment, Contract or understanding (express or implied) of any obligation on the part of Buyer to a post- Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment; and (ii) subject to the terms and conditions provided in the Employment Agreements, any such employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to Applicable Law and any written commitments to the contrary made by Buyer or an employee). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Transferred Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

Section 9.02. Seller’s Liabilities. (a) Seller shall retain all obligations and liabilities in respect of each current or former employee, officer, director or Business Contractor, including any beneficiary or dependent thereof, relating to the provision of services to the Business on or prior to the Closing Date. Seller shall retain all liabilities and obligations in respect of benefits under the Employee Plans or any other employee benefit plan, agreement, policy, program or practice maintained by Seller or its Affiliates, whether such liabilities or obligations relate to Business Employees, Business Contractors, Transferred Employees or other former employees, their beneficiaries or dependents, or any other Person. No assets of any Employee Plan shall be transferred to Buyer or any of its Affiliates or to any plan of Buyer or any of its Affiliates.

(b) With respect to the Transferred Employees (including any beneficiary or dependent thereof), Seller shall retain (i) all liabilities and obligations arising under any group life, accident, medical, dental or disability plan or similar arrangement (whether or not insured) to the extent that such liability or obligation relates to contributions or premiums accrued (whether or not payable), or to claims incurred (whether or not reported) prior to the Closing Date, (ii) all liabilities and obligations arising under any worker’s compensation arrangement to the extent such liability or obligation relates to the period prior to the Closing Date, including liability for any retroactive worker’s compensation premiums attributable to such period and (iii) all other liabilities and obligations arising under the Employee Plans to the extent any such liability or obligation relates to the period prior to the Closing Date, including liabilities and obligations in respect of accruals through the Closing Date under any bonus plan or arrangement (including, for the avoidance of doubt, any prorated portion of any bonus for the performance period in which the Closing Date occurs) and any paid time off plans, arrangements and policies, except to the extent otherwise provided in Section 9.05.

(c) Effective as of the Closing, each Transferred Employee (i) shall become fully vested in his or her account balance in Seller’s defined contribution plans intended to qualify under Section 401(a) of the Code (the “Seller DC Plan”) and (ii) shall cease to be an active participant in the Seller DC Plan. Effective as of the Closing or at any time thereafter reasonably requested by Buyer, Transferred Employees shall be eligible to effect a “direct rollover” (as described in Section 401(a)(31) of the Code) of their account balances under the Seller DC Plan, in the form of cash, to Buyer’s defined contribution plans intended to qualify under Section 401(a) of the Code. Any “direct rollover” described in this Section 9.02(c) shall comply with Applicable Law.

Section 9.03. Accrued Compensation. Seller shall be responsible for and shall pay on or prior to the Closing Date (a) all wages due to Business Employees with respect to their services through the close of business on the Closing Date, and (b) all other amounts required to be paid under Applicable Law, subject to Section 9.05. Seller shall also be responsible for (i) the payment of any termination or severance payments payable as a result of the transactions contemplated by this Agreement (including any such payments payable to Transferred Employees) which shall come solely from Seller’s proceeds from the Cash Consideration and (ii) the provision of health plan continuation coverage in accordance with the requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA”), except for any such coverage required under COBRA as a result of “qualifying events” that occur after the Closing Date with respect to Transferred Employees and any of their “qualified beneficiaries” (as those terms are defined under COBRA).

Section 9.04. Continuation of Certain Administrative Services and Insurance Coverage. To the extent requested by Parent or Buyer in writing prior to the Closing Date and to the extent permitted by all applicable Contracts and Applicable Law, Seller agrees to continue to (a) provide certain administrative services in respect of the Transferred Employees as reasonably necessary for Buyer to conduct the Business, including payroll services, recordkeeping services and claims processing services and (b) cover Transferred Employees under the Employee Plans that provide for group insurance coverage, but only to the extent permitted by Seller’s group insurers; and to provide claims processing services in respect of the Transferred Employees in both cases from the Closing Date through December 31, 2011, or, in either case, until such earlier time as Buyer or its designated Affiliate can assume responsibility for such group insurance and administrative services in an orderly manner. Buyer agrees to reimburse Seller for Seller’s costs reasonably incurred in continuing to provide such group insurance and administrative services (including without limitation the cost or providing and administering any coverage required under COBRA as a result of qualifying events that occur after the Closing Date with respect to Transferred Employees and any of their qualified beneficiaries). Such continuation of group insurance and administrative services by Seller on Buyer’s behalf shall not affect the allocation of liabilities and obligations as set forth in this Article 9. Buyer shall use all reasonable efforts to arrange for such administrative services and group insurance coverage as promptly as possible in order to avoid using Seller’s services under this Section.

Section 9.05. Credit for Prior Service; Paid Time Off. (a) Buyer shall grant (or cause its subsidiaries to grant) each Transferred Employee credit for years of prior service with Seller or any of its Affiliates or their respective predecessors for all purposes (but not for purposes of (i) benefit accrual under any defined benefit plan and (ii) vesting under any equity compensation plan) under each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) sponsored or maintained by Buyer or any of its Affiliates; provided, however, that such credit shall not result in a duplication of benefits. Buyer and Seller agree to cooperate and exchange such information as is necessary to effectuate the foregoing.

(b) Following the Closing Date, to the extent permitted by applicable policies of Buyer (including any caps or limits on accrued and unused paid time off thereunder), Buyer will allow Transferred Employees to use all accrued and unused paid time off to which such Transferred Employee is entitled under the applicable policies of Seller immediately prior to the Closing Date to the extent reflected on the Seller’s financial statements. Seller shall provide Buyer with a record of such accrued paid time off for each Transferred Employee.

Section 9.06. Seller Bonus Plan. Seller shall retain all obligations with respect to the Seller Bonus Plan that are attributable to the period prior to the Closing and Buyer shall have no obligations with respect to the Seller Bonus Plan on or following the Closing Date. At or prior to the Closing, Seller shall make bonus payments to the applicable Transferred Employees based on number of days that have elapsed during the bonus period ending on the payment date not to exceed $1,250,000 in the aggregate. “Seller Bonus Plan” means the annual bonus plan for the 2011 calendar year pursuant to which the Transferred Employees are eligible for a cash bonus.

Section 9.07. No Third Party Beneficiaries. Without limiting the generality of Section 13.08, no provision of this Article 9 shall create any third party beneficiary or other rights in any current or former employee, independent contractor or other service provider (including any beneficiary or dependent thereof) of Seller or of any of its subsidiaries in respect of continued employment (or resumed employment) with either Buyer, its Affiliates or the Business and no provision of this Article 9 shall create any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or any plan or arrangement that may be established by Buyer or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of Seller, Buyer or any of their respective Affiliates.

ARTICLE 10
CONDITIONS TO CLOSING

Section 10.01. Conditions to Obligations of Parent, Buyer and Seller. The obligations of Parent, Buyer and Seller to consummate the Closing are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by each party) of the following conditions:

(a) any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated; and

(b)  no Applicable Law shall prohibit the consummation of the Closing.

Section 10.02. Conditions to Obligation of Parent and Buyer. The obligations of Parent and Buyer to consummate the Closing are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by each of Parent and Buyer) of the following further conditions:

(a) (i) Seller shall have performed in all material respects all of its covenants, agreements and obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of Seller contained in Sections 3.11(c) and 3.11(d) of this Agreement shall be true and correct in all respects at and as of the Closing Date as if made at and as of such date, (iii) the other representations and warranties of Seller contained in this Agreement and in any certificate or other writing delivered by Seller pursuant hereto (A) that are qualified by materiality or Material Adverse Effect shall be true at and as of the Closing Date as if made at and as of such date, and (B) that are not qualified by materiality or Material Adverse Effect shall be true in all material respects at and as of the Closing Date as if made at and as of such time, and (iv) Parent and Buyer shall have received a certificate signed by an executive officer of Seller to the foregoing effect;

(b) there shall not be pending any action or proceeding by any Governmental Authority (i) seeking to prohibit or restrain the consummation of the transactions contemplated by the Transaction Documents or (ii) seeking to compel Buyer or any of its Affiliates to take any action of the type described in the proviso to Section 7.01(b) in connection with or related to the transactions contemplated by this Agreement and the other Transaction Documents that Parent or Buyer is not required to take;

(c) for each Required Consent Contract, (i) Parent shall have received evidence satisfactory to it that all Consents (the “Required Consents”), in each case in form and substance satisfactory to Parent, with respect to such Contract have been obtained by Seller and are in full force and effect and (ii) there is no reasonable basis to believe that, after the Closing, the counterparty to any such Contract will not perform its obligations thereunder in the ordinary course of business consistent with past practice;

(d) Parent shall have received the Audited Financials, the Reviewed Financials and the PwC Review Report related thereto, and the Audited Financials and the Reviewed Financials shall not vary from the Unaudited Financials and the Unreviewed Financials, respectively, in any material and adverse respect as it relates to the Business, except for (i) in the case of the Audited Financials, any audit adjustments that are not material in significance to the underlying performance of the Business reflected in the Unaudited Financials and (ii) the inclusion of notes required by GAAP (provided, that the information included in the notes can be considered in determining whether a material and adverse variation has occurred);

(e) there is no reasonable basis to believe that the Key Consultant or any Key Executive is not ready, willing and able to perform his or her duties, obligations and responsibilities under his or her respective Management Services Agreement or Employment Agreement after the Closing; no such individual shall have revoked such individual’s Management Services Agreement or Employment Agreement; and (assuming the satisfaction of all other conditions to the closing) no events have occurred that could reasonably be expected to result in any such Management Services Agreement or Employment Agreement failing to become effective at the Closing;

(f) Parent shall have received evidence, in form and substance reasonably satisfactory to Parent, that all Liens (other than Permitted

Liens) on the Purchased Assets and assets and properties of the Purchased Subsidiary have been released;

(g) Seller shall have completed the Inventory Count within the timeframe, and in accordance with the procedures, set forth in Section 7.07;

(h) from the date of this Agreement to the Closing, there shall not have occurred and be continuing any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(i) Seller shall have delivered (or caused to be delivered) to Buyer the closing deliverables set forth in Section 2.07(b)(ii); and

(j) Seller shall have delivered to Buyer a certification, signed under penalties of perjury and dated not more than 30 days prior to the Closing Date, that satisfies the requirements of Treasury Regulation Section 1.1445-2(b)(2) and confirms that Seller is not a “foreign person” as defined in Section 1445 of the Code.

Section 10.03. Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by Seller) of the following further conditions:

(a) (i) each of Parent and Buyer shall have performed in all material respects all of its covenants, agreements and obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of Parent and Buyer contained in this Agreement and in any certificate or other writing delivered by Parent or Buyer pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date, and (iii) Seller shall have received a certificate signed by an executive officer of each of Parent and Buyer to the foregoing effect; and

(b) Buyer shall have delivered (or caused to be delivered) to Seller the closing deliverables set forth in Section 2.07(b)(i).

ARTICLE 11
SURVIVAL; INDEMNIFICATION

Section 11.01. Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing for a period of eighteen months following the Closing Date; provided that (a) the Fundamental Seller Representations and the Fundamental Buyer Representations shall survive the Closing indefinitely or until the latest date permitted by law, (b) the representations and warranties contained in Section 3.24 (Employee Benefit Plans) shall survive the Closing until 60 days following the expiration of the applicable statute of limitation (including extensions and waivers thereof) and (c) the representations and warranties contained in Article 8 shall survive indefinitely or until the latest date permitted by law. The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law. Notwithstanding the preceding sentences, any breach of covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 11.02. Indemnification. (a) Effective at and after the Closing, Seller hereby indemnifies Parent, Buyer, their respective Affiliates (including the Purchased Subsidiary), officers, directors, managers, employees, agents, successors and assigns (collectively, “Buyer Indemnified Parties”) against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third-party claim or a claim solely between the parties hereto and any incidental, indirect or consequential damages, losses, liabilities or expenses, and any lost profits or diminution in value determined by the cost to cure and not based upon any multiple of earnings, cash flow or book value) (“Damages”) incurred or suffered by any Buyer Indemnified Party arising out of:

(i) any inaccuracy, misrepresentation or breach of warranty (determined without regard to any qualification or exception contained therein relating to materiality or Material Adverse Effect (except with respect to any Warranty Breach (as defined below) relating to Section 3.09(a)) or any similar qualification or standard, including specified dollar thresholds) (each such misrepresentation and breach of warranty a “Warranty Breach”) or breach of covenant or agreement made or to be performed by Seller pursuant to this Agreement or any other Transaction Document;

(ii)  any Excluded Liability; or

(iii)   any Purchased Subsidiary Liability.

Notwithstanding the foregoing, with respect to indemnification by Seller for Warranty Breaches pursuant to Section 11.02(a)(i), (A) Seller shall not be liable unless the aggregate amount of Damages with respect to all such Warranty Breaches exceeds $510,000 (and once such amount is exceeded, Seller shall be liable for the full amount of such Damages) and (B) Seller’s maximum liability for all such Warranty Breaches shall not exceed $17,600,000 (such amount, the “Cap Amount”); provided, that the preceding limitations shall not apply to indemnification by Seller for Warranty Breaches of any Fundamental Seller Representation, for Warranty Breaches relating to misrepresentations or breaches of warranty contained in Article 8 or for any indemnification claims based on fraud by Seller or any of its Affiliates. Notwithstanding the foregoing, Seller’s maximum aggregate liability for Warranty Breaches, except with respect to any indemnification claims based on fraud by Seller or any of its Affiliates, shall not exceed $74,600,000 (such amount, the “Aggregate Cap”).

(b) Effective at and after the Closing, Buyer hereby indemnifies Seller, its Affiliates, officers, directors, managers, employees, agents, successors and assigns (collectively, “ Seller Indemnified Parties”) against and agrees to hold each of them harmless from any and all Damages incurred or suffered by any Seller Indemnified Party arising out of:

(i) any Warranty Breach or breach of covenant or agreement made or to be performed by Parent or Buyer pursuant to this Agreement or any other Transaction Document; or

(ii)  any Assumed Liability.

Notwithstanding the foregoing, with respect to indemnification by Buyer for Warranty Breaches pursuant to this Section 11.02(b), (A) Buyer shall not be liable unless the aggregate amount of Damages with respect to all such Warranty Breaches exceeds $510,000 (and once such amount is exceeded, Buyer shall be liable for the full amount of such Damages) and (B) Buyer’s maximum liability for all such Warranty Breaches shall not exceed the Cap Amount; provided, that the preceding limitations shall not apply to indemnification by Buyer for Warranty Breaches of any Fundamental Buyer Representation, for Warranty Breaches relating to misrepresentations or breaches of warranty contained in Article 8 or for any indemnification claims based on fraud by Parent, Buyer or any of their respective Affiliates. Notwithstanding the foregoing, Buyer’s maximum aggregate liability for Warranty Breaches, except with respect to any indemnification claims based on fraud by Parent, Buyer or any of their respective Affiliates, shall not exceed the Aggregate Cap.

Section 11.03. Third Party Claim Procedures. (a) The party seeking indemnification under Section 11.02 (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third Party Claim”) in respect of which indemnity may be sought under such Section. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party.

(b) The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense; provided that prior to assuming control of such defense, the Indemnifying Party must (i) acknowledge that it would have an indemnity obligation for the Damages resulting from such Third Party Claim as provided under this Article 11 and (ii) furnish the Indemnified Party with evidence that the Indemnifying Party has adequate resources to defend the Third Party Claim and fulfill its indemnity obligations hereunder.

(c) The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) the Indemnifying Party does not deliver the acknowledgment referred to in Section 11.03(b)(i) within 30 days of receipt of notice of the Third Party Claim pursuant to Section 11.03(a), (ii) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (iii) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates or (iv) the Indemnifying Party has failed or is failing to prosecute or defend vigorously the Third Party Claim.

(d) If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 11.03, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of such Third Party Claim; provided that consent of the Indemnified Party shall not be required for any such settlement if (i) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, (ii) such settlement does not permit any order, injunction or other equitable relief to be entered, directly or indirectly, against the Indemnified Party and (iii) such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Third Party Claim and does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

(e) In circumstances where the Indemnifying Party is controlling the defense of a Third Party Claim in accordance with paragraphs (b) and (c) above, the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the Indemnified Party; provided that in such event the Indemnifying Party shall pay the fees and expenses of such separate counsel (i) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim or (ii) if the Indemnified Party shall reasonably conclude that (A) there is a material conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such claim or (B) there are specific defenses or claims available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party and which could be materially adverse to the Indemnifying Party. In the case of the foregoing clause (ii), the Indemnifying Party shall keep the Indemnified Party reasonably informed with respect to such Third Party Claim and cooperate with the Indemnified party in connection therewith.

(f) Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(g) Notwithstanding anything to the contrary in this Section 11.03, Section 8.05, and not this Section 11.03, shall apply with respect to any Third-Party Claim that relates to Taxes of the Purchased Subsidiary.

Section 11.04. Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 11.02 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within 30 days following the receipt of a notice with respect to any such claim that the Indemnifying Party disputes its indemnity obligation to the Indemnified Party for any Damages with respect to such claim, such Damages shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall promptly pay to the Indemnified Party any and all Damages arising out of such claim. If the Indemnifying Party has timely disputed its indemnity obligation for any Damages with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by arbitration as set forth in Section 13.07.

Section 11.05. Offset Against Note. (a) Subject to Section 11.05(b), any indemnification for Damages to which any Buyer Indemnified Party is entitled under this Agreement shall first be offset by Buyer against the total principal and accrued interest then outstanding under the Note (with the offset amount applied to reduce accrued interest and principal in the order specified in, and otherwise in accordance with the terms of, the Note). If any claim for indemnification is under dispute by Seller at the time of a scheduled repayment under the Note, the amount of Damages underlying the applicable claim shall be withheld by Parent from such repayment until final resolution of the dispute and, if resolved in favor of Seller, shall be paid to Seller promptly following such resolution with accrued interest on the terms set forth in Section 10 of the Note. To the extent that the amount of Damages payable pursuant to the applicable indemnification claim exceeds the total principal and accrued interest then outstanding under the Note, the amount of such excess shall be paid by Seller.

(b) Notwithstanding Section 11.05(a), to the extent the Damages payable pursuant to the applicable indemnification claim relates to (i) a breach of covenant or agreement made or to be performed by Seller pursuant to this Agreement, (ii) an Excluded Liability or (iii) a Purchased Subsidiary Liability, Buyer shall be entitled to offset such Damages against the Note and/or seek payment directly by Seller, in Buyer’s sole discretion.

Section 11.06. Purchase Price Adjustment. Buyer and Seller agree to treat all amounts paid by Seller or Buyer under Article 11 (including amounts offset against the amounts payable on the Note pursuant to Section 11.05) as an adjustment to the Purchase Price for tax purposes, unless otherwise required by Applicable Law.

Section 11.07. Calculation of Damages. (a) The amount of any Damages payable under Section 11.02 by the Indemnifying Party shall be net of any (i) amounts actually recovered by the Indemnified Party under applicable insurance policies that were maintained by Seller prior to the Closing for the benefit of the Business, or from any other Person alleged to be responsible therefor and (ii) Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such Damages; provided that nothing herein shall require the Indemnified Party to commence litigation to recover or realize any such amounts or Tax benefits. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount, but, in the case of amounts received under applicable insurance policies, only to the extent such payments, together with all similar amounts previously received, are in excess of the aggregate deductibles or retentions under such insurance policies.

(b) The Indemnifying Party shall not be liable under Section 11.02 for any Damages relating to any matter to the extent that the amount of such Damages is reflected in the calculation of Final Closing Working Capital under Section 2.09.

Section 11.08. Exclusive Remedy. Without limiting any claims arising out of the other Transaction Documents, after the Closing, except as otherwise provided in this Agreement, the sole and exclusive recourse of the Buyer Indemnified Parties, on the one hand, and the Seller Indemnified Parties, on the other, against the other for any Damages or claim for Damages under this Agreement shall be the indemnity set forth in this Article 11, other than in respect of causes of action based solely on theories of fraud.

ARTICLE 12
TERMINATION

Section 12.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a)  by mutual written agreement of Seller and Buyer;

(b) by either Seller or Buyer if the Closing shall not have been consummated on or before December 31, 2011 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 12.01(b) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to be consummated on or before the End Date;

(c) by Buyer if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Seller set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 10.02(a) not to be satisfied, and such conditions are incapable of being satisfied, by the End Date; provided that neither Parent nor Buyer is then in breach of this Agreement so as to cause any of the conditions set forth in Section 10.01 or Section 10.03 not to be satisfied; or

(d) by Seller if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Buyer set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 10.03(a) not to be satisfied, and such conditions are incapable of being satisfied, by the End Date; provided that Seller is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 10.01 or Section 10.02 not to be satisfied; or

(e) by either Seller or Buyer if there shall be any Applicable Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction.

The party desiring to terminate this Agreement pursuant to Section 12.01 (other than pursuant to Section 12.01(a)) shall give notice of such termination to the other party.

Section 12.02. Effect of Termination. If this Agreement is terminated as permitted by Section 12.01, such termination shall be without liability of either party (or any stockholder, member, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the (i) willful failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) willful failure to perform a covenant of this Agreement or (iii) breach by either party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach. The provisions of Sections 7.04, 13.02, 13.05, 13.06 and 13.07 and the Confidentiality Agreement shall survive any termination hereof pursuant to Section 12.01.

ARTICLE 13
MISCELLANEOUS

Section 13.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Buyer, to:

Liquidity Services, Inc.
1920 L Street NW, 6th Floor

Washington DC 20036
Attention: James E. Williams
Facsimile No.: (202) 558-6246

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: Phillip R. Mills
Facsimile No.: (212) 701-5800

if to Seller, to:

Jacobs Trading, LLC
8096 Excelsior Boulevard
Hopkins, MN 55343
Attention: Irwin L. Jacobs
Facsimile No.: (612) 338-8118

with a copy to:

Maslon Edelman Borman & Brand, LLP
90 South 7th Street, Suite 3300
Minneapolis, MN 55402
Attention: Barry A. Gersick
Facsimile No.: (612) 642-8384

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 13.02. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 13.03. Disclosure Schedule References. The parties hereto agree that any reference in a particular Section of the Seller Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes

of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent.

Section 13.04. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement or the other Transaction Documents shall be paid by the party incurring such cost or expense (it being understood that any costs and expenses incurred in connection with this Agreement or the other Transaction Documents by the Purchased Subsidiary prior to the Closing shall be borne by Seller).

Section 13.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; except that each of Parent and Buyer may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its Affiliates at any time and (ii) after the Closing Date, to any Person; provided that no such transfer or assignment will relieve Parent or Buyer of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Buyer.

Section 13.06. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

Section 13.07. Arbitration. (a) Each controversy, dispute or claim arising under, out of, in connection with, or relating to, this Agreement or the transactions contemplated hereby, or any breach hereof of thereof (each, a “Dispute”), shall be resolved by arbitration conducted in accordance with this Section 13.07.

(b) If any party hereto shall have a Dispute, such party may, by delivering a written demand to the other parties hereto (each, a “Demand”), submit the Dispute to binding arbitration (the “Arbitration”) conducted in Chicago, Illinois (or such other location as the parties hereto may mutually agree) in accordance with the United States Arbitration Act (Title 9, U.S. Code) and under the Commercial Rules of the American Arbitration Association for Large, Complex Commercial Disputes (the “Arbitration Rules”) then in effect, and the Arbitration shall be heard and determined by a panel of three arbitrators in accordance with such rules (except to the extent that such rules are not inconsistent with this Section 13.07, including within the required time periods). The Demand shall set forth briefly the nature of the Dispute and the amount, if any, involved. The arbitration may modify the procedures set forth in the Arbitration Rules with the prior written approval of Parent and Seller.

(c) Within 10 Business Days after the receipt of the Demand by the other party(ies), each of Parent and Seller shall designate one arbitrator who shall have experience involving complex business or legal matters, but with no prior, existing or potential material business relationship with Parent or Seller. The two arbitrators so designated shall select a third arbitrator who shall preside over the Arbitration and who shall be similarly qualified as the two arbitrators and shall have no prior, existing or potential material business relationship with Parent or Seller; provided that if the two arbitrators are unable to agree upon the selection of such third arbitrator, such third arbitrator shall be designated in accordance with the Arbitration Rules.

(d) The arbitrators will decide the dispute by majority decision and in accordance with New York law. The decision shall be rendered in writing and shall bear the signatures of at least two arbitrators. It also shall identify the members of the arbitration panel and the time and place of the award granted. Finally, it will determine the expenses of the Arbitration and the party hereto who shall be charged therewith or the allocation of the expenses between the parties hereto in the discretion of the panel (but, to the maximum extent permitted by Applicable Law). The Arbitration decision shall be rendered as soon as possible, but in any event not later than 120 days after the constitution of the arbitration panel; provided that to the extent the Dispute directly relates to a pending suit, action or proceeding involving a Third Party Claim in a court or other forum, the arbitration panel may delay the Arbitration decision until such suit, action or proceeding has been resolved (whether by verdict, judgment, settlement or otherwise) to the extent the arbitration panel determines that the resolution of such suit, action or proceeding would bear significantly on the resolution of the Dispute. The Arbitration decision shall be final and binding upon both parties hereto. To the maximum extent permitted by Applicable Law, the parties hereby waive (and agree to cause their respective Affiliates to waive) any right of appeal from any judgment rendered upon an Arbitration award, particularly including (but not limited to) appeals with respect to any question of law.

(e) Judgment upon any award rendered by the arbitration panel may be entered in any court having jurisdiction pursuant to Section 13.13.

(f) To the maximum extent permitted by Applicable Law, the arbitration panel shall have the power or authority to grant injunctive or equitable relief to prevent breaches of this Agreement or to enforce specifically the performance or terms and provisions hereof and thereof pursuant to Section 13.12, but shall not have the power or authority to grant any remedies that the parties hereto have waived.

Section 13.08. Counterparts; Effectiveness; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 13.09. Entire Agreement. This Agreement, the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 13.10. Bulk Sales Laws. Parent, Buyer and Seller each hereby waive compliance by Seller with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state. Seller agrees to indemnify and hold Parent and Buyer harmless against any and all Damages incurred or suffered by Parent and Buyer or any of their respective Affiliates as a result of any failure to comply with any such “bulk sales,” “bulk transfer” or similar laws.

Section 13.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 13.12. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof. Notwithstanding anything to the contrary in Section 13.07, any party hereto may (without first submitting such matter to dispute resolution and Arbitration under Section 13.07) apply to a court having jurisdiction pursuant to Section 13.13 to the extent necessary (a) to seek injunctive relief to prevent breaches of this Agreement or to enforce specifically the performance or terms and provisions hereof (including to enforce the agreement hereunder to arbitrate), (b) to avoid the expiration of any applicable limitation period, (c) to preserve a superior position with respect to other creditors or (d) to challenge or vacate any final judgment, award or decision of the arbitration panel pursuant to Section 13.07 on the grounds of manifest error. A court having jurisdiction pursuant to this Section 13.12 shall have jurisdiction only to the extent necessary to preserve the parties’ rights and remedies referred to in the foregoing sentence until such time as the arbitration panel has been constituted pursuant to Section 13.07.

Section 13.13. Jurisdiction. The parties agree that any action of the type specified in Section 13.07(e) or the second sentence of Section 13.12 shall be brought in the United States District Court for the Northern District of Illinois, so long as such court shall have subject matter jurisdiction over such action, and each of the parties hereby irrevocably consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such action and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any action in any such court or that any such action brought in any such court has been brought in an inconvenient forum; provided, however, that to the extent that the parties seek, but the United States District Court for the Northern District of Illinois denies, subject matter jurisdiction, any such action may be brought in any court that has jurisdiction. Process in any such action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.01 shall be deemed effective service of process on such party.

Section 13.14. Obligations of Buyer; Guarantee. Parent shall take all action necessary to cause Buyer to perform its obligations under this Agreement. For the avoidance of doubt, Parent shall have and may assert against its obligations hereunder, and Parent’s obligations hereunder shall be subject to, any claim, right, deduction or defense of any kind that Buyer may have or may assert under this Agreement. No action or omission by Buyer shall release Parent from its obligations under this Section 13.14. Without limiting the effect of the preceding sentence, Parent agrees that its obligations under this Section 13.14 shall continue in effect notwithstanding the insolvency or bankruptcy of Buyer or the assignment of this Agreement by Buyer, and notwithstanding Seller’s consent to such assignment.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PROFAR ACQUISITION PARTNERS, LLC
By:	/s/ William P. Angrick, III
	Name:	William P. Angrick, III
	Title:	CEO

LIQUIDITY SERVICES, INC.
By:	/s/ William P. Angrick, III
	Name:	William P. Angrick, III
	Title:	Chairman and CEO

JACOBS TRADING, LLC
By:	/s/ Howard Grodnick
	Name:	Howard Grodnick
	Title:	President

[Signature page to Asset Purchase Agreement]